Exhibit 99.2

BUSINESS

Any reference to the terms “we” “us” “our” and the “Company” refer to TerreStar Global Ltd.

Company Overview

We plan to develop, build and operate an all IP-based integrated satellite and terrestrial communications network to provide mobile communication services throughout Europe. Our network will address the growing demand for wireless mobile services across the government, commercial, and consumer segments. We plan to market our services on a wholesale basis to government agencies and commercial enterprises.

We are currently competing for the right to use a portion of the 2 x 30 MHz of contiguous and unshared MSS spectrum in the 2 GHz MSS S-band spectrum covering a population of over 487 million people throughout the EU and an additional 324 million in non-EU member CEPT states. The European Commission has proposed a selection and authorization process which according to a draft timeline published by the European Commission is expected to be voted on by the EU legislature in April 2008. The proposed selection method is based on the fulfillment of milestones within a pre-defined milestone review process by given dates. According to the proposed selection method, in the event there is insufficient spectrum to satisfy the demand, four selection criteria will be used to evaluate potential spectrum operators. The process is referred to in the Consultation Document published by the European Commission as a “beauty contest.”

We believe we are well-positioned to be awarded spectrum rights under the selection and authorization process because we have actively been involved in the process pursuant to which the selection criteria were developed and we believe the criteria match our company’s strengths. 40% of the beauty contest selection criteria is expected to be based on ensuring pan-European geographic coverage and we expect that our network will provide services to all 27 EU member states under a direct line of sight. 20% of the beauty contest selection criteria is expected to be based on compliance with the spectrum efficiency objective. Our 500 satellite beams are expected to provide for frequency channels to be reused over 40 times within the satellite coverage which is more than any of our competitors. Another 20% of the beauty contest selection criteria is expected to be based on compliance with EU policy objectives and because our network allow us the ability to prioritize the traffic of specific end-users, we will provide reliable and uninterrupted connectivity offering an attractive solution for government and emergency first responders. The remaining 20% of the beauty contest selection criteria is expected to be based on creating consumer and competitive benefits. Our business model allows broadband and 4G services to be sold to existing carriers and new entrants. Thus, our open platform avoids proprietary competition in the marketplace and facilitates new retail competition which will benefit consumers. Our universal chipset ™ architecture also allows for satellite capabilities to be integrated in existing handset devices, and as a result, users will not have to learn how to use new handsets.

All of the European spectrum which we are seeking is eligible for CGC utilization. CGC authorization provides the ability to integrate terrestrial mobile services with MSS. We anticipate using our CGC authorization to create a two-way wireless communications network providing coverage, services and applications to mobile and portable wireless users. Our planned network is designed to allow an end user to seamlessly communicate with our terrestrial wireless network, the terrestrial network of our partners or our satellite through a conventional mobile device, optimizing service quality, continuity and geographic coverage.

We believe our planned all IP-based network design will improve on existing network architecture and components to deliver greater network capacity, more efficiently and at a lower cost, than existing wireless networks. In 2010, we plan to launch our first multi-spot beam geostationary satellite, TerreStar-EUR, which is being designed so that power and frequency to individual beams can be reallocated dynamically. We are also currently developing a next-generation terrestrial network which we believe will enable us to offer our integrated satellite/terrestrial service by 2011. We are working with several vendors to develop a universal chipset ™ architecture that can be incorporated in a wide range of mobile devices, including small, lightweight and inexpensive handsets.

Our affiliate, TerreStar Networks, is currently in the process of developing an integrated satellite and terrestrial communications network to provide mobile communication services throughout United States. We will utilize the intellectual property of TerreStar Networks to develop our network pursuant to a sublicense agreement we have entered into with them. TerreStar Newtorks is a subsidiary of TerreStar Corporation, formerly Motient Corporation, a Delaware corporation which files reports under the Exchange Act and is listed on the NASDAQ currently under the symbol “MNCP”. Starting August 16, 2007, it is expected that TerreStar will change its NASDAQ trading symbol . TerreStar indirectly owns approximately 85% of our outstanding common shares. We expect that TerreStar’s ownership in us will be reduced to less than 50% as a result of the offering described in this Exhibit 99.2.

On July 6, 2007, we entered into the Authorization to Proceed (ATP) with EADS Astrium, pursuant to which we authorized EADS Astrium to proceed with certain satellite construction activities while we negotiate a more definitive agreement. The ATP includes access to EADS Astrium’s ITU S Band filings (NEMO and NEPER) for operation from geostationary orbit at 1° East or 32° East longitude. All EU member states can be served from the TerreStar-EUR’s orbital slot at 15.4° West longitude or 1° East longitude, however, coverage of all CEPT member states is maximized from the 32° East longitude position. The ATP calls for EADS Astrium to work collaboratively with us in a single application in the selection and authorization process utilizing these orbital slots.

We believe our network’s terrestrial and satellite mobile capabilities will serve the needs of various users, such as CEPT member states and emergency first responder personnel who require reliable, uninterrupted and interoperable connectivity that can be provided by an integrated satellite and terrestrial network and our wholesale customers who will benefit from the ubiquitous coverage provided by the satellite and terrestrial network. We also believe that our planned network will appeal to a broad base of potential end-users, customers and strategic partners, including those in the media, technology and communications sectors, logistics and distribution sectors and other sectors requiring uninterrupted wireless service.

We are a development stage company and have never generated any revenues from operations. We do not expect to generate significant revenues prior to 2011. Even if we are successful in obtaining a spectrum award, as described under the “Spectrum Award Process”, and raise sufficient capital and successfully develop and construct our network, our ability to transition to an operating company will depend on, among other things: successful execution of our business plan; market acceptance of the services we intend to offer; and attracting, training and motivating highly skilled satellite and network operations personnel, a sales force and customer service personnel. We may not be able to successfully complete the transition to an operating company or generate sufficient cash from operations to cover our expenses. If we do not become profitable, we will have difficulty obtaining funds to continue our operations and may have insufficient cash to meet our obligations.

Market Opportunity

We believe that our satellite and terrestrial services will assist our wholesale customers in servicing underserved rural consumers, as well as help people prevent and or cope with natural disasters and anti-government terrorist activities. Our satellite and terrestrial service coverage across CEPT member states and our ability to dynamically prioritize the traffic of specific end-users will provide reliable and uninterrupted connectivity offering an attractive solution for government and emergency first responders.

In addition, we believe significant market opportunities exist because of:

  businesses seeking to implement mobile service application strategies to improve services and operating efficiencies, provide high speed data networks and help deploy mobile enterprise applications;

  wireless carriers searching for superior networks with broader coverage, especially in rural areas, to address subscriber dissatisfaction with coverage and network quality;

  new wireless service entrants seeking to penetrate new wireless subscriber segments, such as immigrants and youth, which the traditional wireless carriers are not always well-positioned to penetrate on their own; and

  telecommunications and video service providers offering increased bundles of products, as well as new services.

Long Term Market Opportunities

We believe our technology platform and business proposition are also applicable in Middle Eastern, North African and Asian countries willing to license MSS S-band spectrum. While our current understanding of the market opportunity, business development efforts, and regulatory relationships outside of Europe are at a formative stage, we intend seek local partnerships and spectrum that allow us to leverage our technology and business platforms in the Middle East, North Africa and Asia. We formed TerreStar Asia, Ltd. on March 26, 2007 to pursue this objective.

Our Business Strengths

We believe our key business strengths include the following:

  Attractive international spectrum allocated across Europe and globally for S-Band services. As discussed above, we believe we are well positioned to be awarded the right to use a portion of 2 x 30 MHz of contiguous and unshared MSS spectrum in the 2 GHz MSS S-band range, which is available in every member state of the EU, covering a population of over 487 million people. We believe that this spectrum is a valuable and scarce asset. Additionally, the spectrum is available in 20 additional non-EU CEPT states with an aggregate population of 324 million people. Moreover, the 2 GHz S-Band spectrum is a common frequency allocation globally, allowing integration of services and utilization of handsets and equipment throughout the world.

  Advanced network capabilities. We believe the ubiquitous coverage, interoperability and network redundancy that we intend to provide through our integrated satellite and terrestrial network is critical for reliability-sensitive users such as government agencies and public safety personnel and will assist our wholesale customers in servicing underserved rural consumers. We also believe that our ability to dynamically prioritize the traffic of specific end-users also will be attractive to government and emergency first responders. We believe that our planned all IP-based network design will also improve on existing network architecture and components to deliver greater capacity and speed more efficiently and at a lower cost than existing wireless networks.

  Universal Chipset ™. Our universal chipset ™ architecture is being designed to allow for satellite capabilities to be integrated in existing mobile handset devices, and as a result, users will not have to learn how to use new handsets and there is expected to be minimal difference to conventional handsets in terms of size and battery consumption.

  Differentiated Intellectual Property We have both a sublicense and direct license from TerreStar Networks, as well as rights in and to other unpatented know-how that we expect to be important to the development of the CGC element of our planned network, including space segment design, frequency re-use and allocation, satellite beam forming and network management. Our sublicense agreement with TerreStar Networks grants us a license to use ATC’s technologies on terms similar to the license from ATC to TerreStar Networks and covers over 170 patents and patent applications and rights in and to other non-patented intellectual property that have been developed, acquired and licensed over a period of 15 years. We believe that an integrated satellite and terrestrial network cannot be effectively and efficiently implemented in a commercially viable way without the benefits of our sublicensed and directly licensed patent rights.

  TerreStar Networks’ Expertise. Our affiliate, TerreStar Networks, is currently in the process of developing an integrated satellite and terrestrial communications network to provide mobile communication services throughout the United States. We have entered into a management services agreement with TerreStar Networks pursuant to which TerreStar Networks has agreed to provide us with human resources, financial/accounting, and technical services. We will utilize the expertise of TerreStar Networks to develop our network.

  Strong European Partners. We have signed an ATP for satellite manufacturing with EADS Astrium. The terms of the ATP provide for design and construction of the Terrestar-EUR satellite with an attractive financing schedule as well as an additional opportunity, subject to regulatory approvals, to use prime European orbital slots at 32°E with an option on an additional location at 1°E. These orbital slots provide full coverage of the EU and CEPT states and secondary coverage capabilities into North Africa and the Middle East. The agreement calls for EADS Astrium to work collaboratively with TerreStar Global in a single application in the selection and authorization process utilizing these orbital slots. The ATP also contemplates that EADS Astrium will work with national and international funding bodies, such as the European Space Agency, to assist with financing of development efforts for our satellite. We will have the option to benefit from the agreement our affiliate, TerreStar Networks, has in place with Arianespace for an on- demand contract for launch services, one such launch will be assigned to us. We also have a letter of intent with Telekom Austria covering a joint investigation of MSS/CGC opportunities. Telekom Austria has also provided an initial proposal for gateway earth station facilities.

Our Strategy

Our plan is to build and operate a network that seamlessly integrates the benefits of both terrestrial and satellite wireless communications systems, thereby providing a unique communications solution to our potential customers — with an initial focus on the 27 EU member states and the 20 additional non-EU member CEPT states. To achieve our plan, we are pursuing the following strategies:

  Continue our active involvement in the selection and authorization process. We believe we are well-positioned to be awarded spectrum rights under the selection and authorization process because we have actively been involved in the process pursuant to which the selection criteria were developed and we believe the criteria match our company’s strengths. We will continue to be involved with the regulatory process that will lead to the allocation of the S-band to MSS services with a CGC, supporting regulatory authorities with our technical and regulatory expertise, both at the International Telecommunication Union (ITU), CEPT and EU levels.

  Develop our Network. We intend to focus our efforts on building a next-generation, all IP-based network with flexible architecture designed to provide significant advantages over existing wireless networks, including higher data speeds, lower cost per bit and flexibility to support a range of custom IP applications and services. We believe that the combination of (1) contiguous and unshared MSS spectrum with CGC eligibility, (2) TerreStar Networks development experience, (3) our planned terrestrial network utilizing Long Term Evolution (LTE) architecture and (4) our universal chipset ™ architecture, will provide us with a unique platform to achieve our plan.

  Develop our Strategic Relationships with Vendors. We intend to contract with several vendors that possess leading market positions and relevant expertise in satellite construction and network integration, earth stations and universal chipset ™ architecture, design and deployment of information technology, operational support system (OSS) and business support system (BSS) and universal chipset ™ architecture and device integration. We believe these vendor relationships will assist us in creating an advanced communications network.

  Target Government and Wholesale Customers. We will seek to provide wireless communication services utilizing our wholesale approach by offering next-generation services to enterprises in various industries. We believe our approach will allow us to avoid the significant upfront subscriber acquisition costs as well as other customary support costs related to a retail business model. We also believe that our wholesale model will allow us to grow and achieve economies of scale at a substantially faster pace than if we sold services directly to end-users. Our target commercial customers will include the following:

  existing wireless service providers seeking to address current coverage constraints and to mitigate the strain placed on existing spectrum and network capacity caused by data intensive technologies and services;

  Push-to-Talk’s (PTT), satellite services distributors, direct broadcast satellite (DBS) companies, mobile virtual network operators (MVNOs) and cable companies seeking to enable new wireless strategies;

  Internet and media companies seeking mobile strategies to address current industry trends, including converged offerings of mobile, video, data and voice services; and

  enterprises seeking to implement mobile applications and telematics to better serve their clients and improve operational efficiencies by using our application development platforms and satellite capabilities to perform a range of functions, including traffic and vehicle management, home and automobile security, automated tolling and ticketing and automated meter reading.

We have entered into a letter of intent with Telekom Austria AG (Telekom Austria) under which both parties intend to work together to identify market based opportunities for integrated products and services in the area of MSS/ CGC services. We will work with Telekom Austria to identify service elements that may be combined into a variety of service offerings to be offered on a wholesale basis by both parties and/or on a retail basis by Telekom Austria. The scope and nature of the relationship between the parties under the business alliance will be further developed through the work to be performed under the letter of intent. A joint project team will perform the work in phases as mutually agreed to in a project plan.

  Finance our Growth. We plan to fund the initial development and roll-out of our network through this private placement of our shares and future equity or debt financings as well as through customer and vendor relationships. We contemplate the deployment of a ground based satellite infrastructure and plans for the implementation of a terrestrial network driven by customer requirements. In addition, we intend to utilize existing tower infrastructure and leverage existing network technology and infrastructure to enable us to minimize capital expenditures in the deployment of our terrestrial network. Our universal chipset ™ architecture will be incorporated into a wide range of mobile devices without the development and associated costs of designing and manufacturing new devices.

Proposed Spectrum

The rapid growth of voice and data traffic over existing networks has heightened demand for wireless network capacity. The growing capacity demands can be met either through network expansion or the acquisition of increasingly scarce and costly spectrum. We believe that the following are beneficial characteristics of the spectrum we are seeking to obtain:

  Contiguous and unshared MSS spectrum. We are competing in the EU for the right to use a portion of the 2 x 30 MHz of contiguous and unshared MSS spectrum, which will permit the efficient re-use of spectrum for a cost-effective and efficient CGC network. If we are awarded spectrum, we believe that the potential for interference with our spectrum would be substantially reduced because no other MSS service provider will have the right to use our assigned portion of the 2 GHz MSS S-band. We believe that any spectrum assignment will be within a fixed spectrum range, eliminating the need for periodic adjustment. The 27 EU member states are required to adopt the 2 GHz S-Band spectrum allocation for MSS / CGC services, and the 20 non-EU member CEPT member states are expected to adopt the spectrum allocation as well.

  Broad geographic coverage. The initial spectrum authorization we are seeking covers the 27 EU member states, including coastal waters, as well as most of the areas covered by the 20 non-EU member CEPT member states.

  CGC-eligible spectrum. All 2.0 GHz MSS S-Band spectrum is CGC-eligible, which, if we are successful in receiving an allocation of spectrum, will allow us to operate an integrated satellite and terrestrial network. Our integrated satellite and terrestrial network is being designed to provide coverage throughout Europe and to enable users to access the network using the same types of devices as they use for wireless communications today.

  Attractive spectrum location. The spectrum we are seeking is located in the 2 GHz MSS S-band, directly adjacent to the spectrum of certain existing Universal Mobile Telecommunications System (UMTS or 3G) wireless operators. This should facilitate the integration of our network with existing UMTS networks and systems. As a result, we expect to be able to leverage existing network technology and infrastructure of UMTS operators, which would enable us to deploy a terrestrial network and provide terminal devices at lower initial costs than would be typically incurred by companies operating at other frequency spectrum bands.

Our Network

We believe that building a next-generation all IP-based network with flexible architecture will create significant advantages over existing wireless networks, including higher data speeds, lower cost per bit, and flexibility to support a range of custom IP applications and services. An important element of our approach to network technology is the achievement of “transparency.” Transparency means that devices on our network can have the same size, weight, functionality and aesthetics as current standard wireless or emerging data devices and will be able to communicate seamlessly with both the terrestrial and satellite components of our planned network without requiring bulky external hardware. Historically, MSS-only networks have not been able to achieve transparency because the space segments lacked sufficient power and receiver sensitivity to enable communications with traditional wireless equipment. We believe that MSS operators without CGC networks or MSS operators contemplating CGC networks without transparency may not be able to partner with large-scale manufacturers to offer appealing low-cost user devices and may not be able to attract substantial volumes of users. As a result, these types of networks may not be able to support the device and service pricing we believe will be enabled by our network.

Our core network strategy is based on three primary elements: (1) our satellite; (2) the CGC network; and (3) our universal chipset™ architecture to be integrated into a wide range of mobile devices.

Our Satellite

Our satellite, TerreStar-EUR, will be based on previously developed multi-spot beam geostationary architectures adopted by TerreStar Networks, and will incorporate additional technological advances. In the following paragraphs, we provide an overview of TerreStar Networks’ planned satellite as the basis for understanding the precedent for TerreStar-EUR, followed by a brief description of the technological improvements we are currently considering.

Loral Space & Communications (Loral) commenced construction of TerreStar Networks’ first multi-spot beam geostationary satellite, TerreStar-1, in 2005. TerreStar-1, which is scheduled for delivery in August 2008, is designed to be a powerful, spectrally efficient satellite equipped with a large antenna (approximately 18 meters in diameter) that, at the time of deployment, is expected to be the most powerful two-way commercial communications geostationary satellite launched into orbit. TerreStar-1 will offer up to 500 spot beams and a design life exceeding 15 years. The spot beams can be refocused dynamically to support increased network traffic in specific locations, enabling maximum network capacity as well as providing additional short-term capacity in key locations during times of crisis.

TerreStar Networks has also entered into a contract with Loral for Hughes Network Systems, LLC (Hughes) for the design, development and delivery of the Ground Based Beam Forming (GBBF) earth stations with ATC components. TerreStar Networks has a site-hosting agreement with Hughes, which provides for the physical location of, and services related to, the GBBF earth station and a fixed-price contract with Loral for the integration of the satellite and ATC components of our network.

TerreStar Networks also has signed a contract with Arianespace S.A. (Arianespace) that provides for a launch window assignable to us for TerreStar-EUR. This firm fixed-price contract for launch vehicles provides certain protections against preemption by other parties during the launch window specified in the contract.

On July 6, 2007, we entered into the ATP with EADS Astrium pursuant to which we authorized EADS Astrium to proceed with certain satellite construction activities while we negotiate a more definitive agreement. Our satellite, TerreStar-EUR, will adopt many of TerreStar-1’s attributes—power, spectral efficiency, a 15 year life, up to 500 spot beams, and the capability to dynamically reallocate power and frequency to individual beams. In addition, we are considering a number of newly introduced technological advances for incorporation into TerreStar-EUR, including advanced On Board Beam Forming (OBBF) technology on the spacecraft to actively predict and adapt to changes in demand on the ground. This helps to mitigate any issues that could occur if the Ground Based Beam Forming (GBBF) infrastructure was compromised in a natural or man-made catastrophic event.

Complementary Ground Component Network.

We are in the planning phase of our terrestrial network build-out, with the objective of providing terrestrial services in several key markets by 2011 and expanding to additional markets based on customer requirements. We plan to deploy a LTE-based terrestrial network with next-generation OSS and BSS that will optimize seamless roaming between our satellite and terrestrial network and enable us to dynamically prioritize the traffic of specific end-users. LTE is the next broadband standard that has been defined by the Third Generation Partnership Project (3GPP). LTE was initially released this year-and showcased by Ericsson, who demonstrated that the 144 Mps speeds promised in the standard are achievable. This is a marked improvement over today’s 3G networks at 384 Kbps or even High Speed Downlink Packet Access (HSDPA) with a maximum of 14.4 Mbps. Based on this technology, we plan to develop a next-generation network that will support seamless roaming between TerreStar-EUR and the terrestrial network. It is planned that this network will support a number of software-defined applications including the ability to dynamically prioritize the traffic by a number of user classes. We also plan to develop a next generation OSS/BSS/SDP IT system optimized to support these next generation networks and applications. We expect these features and applications to be key differentiators as we seek wholesale customers. Our plan is to minimize capital expenditures in our terrestrial network roll-out by primarily employing existing wireless tower infrastructure and securing roaming agreements with existing wireless service providers in areas where our terrestrial network is not initially available.

TerreStar Networks has selected Accenture Ltd. for the design and deployment of information technology and OSS and BSS. We have entered into agreements with TerreStar Networks which will allow us to benefit from the development time already invested by TerreStar Networks and the expertise gained with respect to these contracts. See “Relationship with TerreStar and TerreStar Networks.” We have also entered into the ATP with EADS Astrium pursuant to which we authorized EADS Astrium to proceed with certain satellite construction activities while we negotiate a more definitive agreement.

Universal Chipset™

We plan to work with several multi-national equipment vendors to develop a universal chipset™ architecture that can be incorporated into a wide range of mobile devices, including small, light weight and inexpensive handsets. We believe that the proximity of our spectrum frequency to that used by existing wireless service providers will result in certain benefits, such as lower development costs, shorter development cycles and a higher likelihood of mass adoption at low incremental cost per device. Once fully developed, we believe that our planned universal chipset ™ architecture will enable a full range of off-the-shelf devices for use on our network. We believe our customers will have the ability to develop and deploy differentiated services due to our planned open network and systems architecture, as well as the potential ability to choose from an expanded selection of end-user devices using our planned universal chipset ™ architecture.

We believe that our network will create the opportunity to use our spectrum for a substantially broader business plan across Europe that permits terrestrial wireless deployments similar or superior to those of 3G wireless operators.

We also believe that the patented technology we intend to use and our approach to spectrum re-use between the satellite and terrestrial portions of our network will dramatically improve spectral efficiency. We expect to manage spectrum use between the satellite and the terrestrial network within a given spot beam. In order to maximize spectral efficiency, frequency assignments may be changed based on demand.

Our network will be designed to take advantage of the complementary coverage of the terrestrial and satellite components. We expect the terrestrial component to ensure service availability in major urban areas, including inside buildings, where satellite-only systems suffer from the inability of a satellite signal to penetrate buildings. Similarly, we believe the satellite component will provide coverage to those areas that are impractical or uneconomical to serve terrestrially. We believe our network will provide consumer wireless users with nationwide connectivity throughout Europe.

                TerreStar Networks has already contracted with multi-national equipment vendors for the universal chipset™ architecture and device integration. We have entered into agreements with TerreStar Networks which will allow us to benefit from the months of development time already invested by TerreStar Networks and the expertise gained with respect to these contracts. See “Relationship with TerreStar and TerreStar Networks.” We have also entered into the ATP with EADS Astrium pursuant to which we authorized EADS Astrium to proceed with certain satellite construction activities while we negotiate a more definitive agreement.

Network Intellectual Property

Our intellectual property portfolio consists of a sublicense agreement with TerreStar Networks and grants us a license to use the patent portfolio of ATC on terms similar to the perpetual, royalty free license granted from ATC to TerreStar Networks. We also have a license agreement in place with TerreStar Networks for the use of other TerreStar Networks technology and intellectual property. Finally, prior to the closing of the offering, we will enter into an agreement with TerreStar Networks covering certain trademark and service mark licenses of the “TerreStar” name outside of North America. For additional information on the relationship between us, TerreStar Networks, ATC and MSV, see “Relationship with TerreStar and TerreStar Networks.”

The underlying license between TerreStar Networks and ATC covers over 170 patents and patent applications and other non-patented intellectual property that have been developed, acquired and licensed over a period of 15 years. We believe that an integrated satellite and terrestrial network cannot be effectively and efficiently implemented in a commercially viable way without the benefits of licensed patents and other owned and licensed intellectual property. In addition to the rights granted to us through a sublicense agreement with TerreStar Networks, we expect to incorporate our own technology and software and other third-party licensed patents and unpatented technology and software into our existing and planned networks. Certain agreements between us and third parties are expected to include provisions pursuant to which we will receive a non-exclusive license to use, reproduce and modify certain intellectual property developed by such third parties including, among other things, technology and related software created by such third parties for use in our existing and planned networks for the purpose of testing, operating and maintaining our satellite program. We expect to enter into additional agreements in the normal course of business and into strategic relationships that will include licenses to third-party intellectual property as we develop our network.

Competition

S-Band Allocation Competitors

The following table provides a list of competitors who have currently filed an S-Band spectrum application with the ITU:

Operator	ITU Filing*	Administration
Alcatel SES Eutelsat	3GSAT-17	France
EADS TerreStar Global	NEPER NEMO TERRESTAR-EUR	France UK
Inmarsat Plc	INMARSAT-S1	UK
Thuraya	EMARSAT – 1L/M	UAE
Euroma	MSS-1	Luxembourg
ICO	ICO-P[1]	UK
EADS Germany	ATM –MEO[1]	Germany
Alenia	KABSAT[2]	Italy
ICO	ICO-GS2	UK

(*) Milestone 1 of the proposed selection and authorization process requires applicants to submit a request for coordination with the ITU’s Radiocommunication Bureau.

Our satellite, TerreStar-EUR is being designed to provide power, coverage and flexibility to deliver voice, data and video services which addresses both public policy and consumer demands and thus we believe that we will fulfill the requirements of the EC beauty contest.

We have entered into the ATP with EADS Astrium pursuant to which we authorized EADS Astrium to proceed with initial construction of the TerreStar-EUR satellite. This agreement includes access to EADS Astrium’s ITU S Band filings (NEMO and NEPER) for operation from geostationary orbit at 1° East or 32° East longitude.

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1 In December 2006, Ofcom requested additional information from ICO on the progress of the ICO-P network. Ofcom states the inquiry relates to maintaining the ICO-P registration at the ITU, thus allowing ICO-P to compete in the selection and authorization process. The deadline for response was given as June 30, 2007. Ofcom has made no public statement on the results of this inquiry.

2 ATM-MEO, KABSAT and ICO-GS have not filed coordination information with the Radiocommunication Bureau of the ITU at this time. Consequently, they do not yet meet the initial gating criteria, (Milestone 1 — Coordination Filing) for entry to the selection and authorization process.

All EU member states can be served from the TerreStar-EUR’s orbital slot at 15.4° West longitude or 1° East longitude, however, coverage of all CEPT member states is maximized from the 32° East longitude position. The ATP calls for EADS Astrium to work collaboratively with us in a single application in the selection and authorization process utilizing these orbital slots.

Global Mobile Satellite Communications Services Competitors

The global wireless communications industry is highly competitive. We will face competition from a number of communications technologies in the various target markets we intend to serve. We will also face competition from other network operators in some or all of the target market segments we intend to serve. We expect to compete with certain product and service categories of a number of other existing and future wireless providers, including other developers of integrated satellite and terrestrial networks. We will compete primarily on the basis of coverage, quality, and pricing of products and services. Many of our competitors are international companies, have financial, technical, marketing, sales, distribution and other resources substantially greater than we have and provide a wider range of services that we intend to provide.

Once our satellite is launched we will face competition from established multi-regional mobile satellite communication services operators such as Inmarsat Plc. (Inmarsat), Iridium Satellite LLC (Iridium) and Globalstar, Inc. (Globalstar).

Inmarsat is a leading provider of global mobile satellite communications services, providing data and voice connectivity to end-users worldwide through a global satellite and ground infrastructure network. Inmarsat began operating in 1979 as an international governmental organization, transitioned to a private company in April 1999, and successfully listed as a public company on the London Stock Exchange in June 2005. The company owns and operates a fleet of ten geostationary satellites supporting a wide range of data and voice services including telephony, fax, video, email and high-speed internet access to end-users located at sea, on land, and in the air. Currently, Inmarsat’s infrastructure supports transmission rates of up to 128 Kbps on their legacy satellites (generations 1-3). Through its fourth generation satellite, Inmarsat 4, the company’s Regional Broadband Global Area Network service provides up to 144 Kbps and their Broadband Global Area Network services the land sector at 492 Kbps. Inmarsat sells its services on a wholesale on-demand basis via an established, global network of distribution partners. These partners sell services, either directly or indirectly, through approximately 444 service providers across 180 countries on six continents.

Iridium is a global mobile satellite operator with a low-earth orbit system and commenced operations in 1998. After filing for US bankruptcy protection in March 2000, Iridium recommenced service in early 2001. Iridium offers voice services and data services at rates up to 9.6 Kbps. While Iridium’s services portfolio centers on lower bandwidth products and its terminals remain larger and less functional than ours, we expect Iridium’s end-user call charges will be competitive with, and in some cases cheaper than, the rates offered by our distribution partners and service providers for our comparable services. Iridium has announced plans to deploy “Iridium Next” to augment its current system by adding 66 satellites providing data at higher speeds.

Globalstar operates a multi-regional low-earth orbit system and commenced commercial services in 2000. In February 2002, Globalstar filed for bankruptcy protection, which it exited in 2004 following its acquisition by Thermo Capital Partners. Despite near-global satellite coverage, Globalstar’s service is available only on a multi-regional basis as a consequence of gaps in its ground transmission facilities but for which they have plans to reduce such gaps. The Globalstar system provides data and voice services at transmission rates of up to 9.6 Kbps. In March 2005, Globalstar applied to the FCC for authorization to provide an integrated mobile satellite communication services/ATC service in the United States.

Regional Mobile Satellite Communications Services Competitors

There are a number of regional mobile satellite operators with which we expect to compete in the provision of services to end-users. All of these competitors operate geostationary satellites. Some of them provide data and voice services at transmission rates ranging from 2.4 to 9.6 Kbps while others provide data at transmission rates of up to 144 Kbps. These regional mobile satellite competitors currently include Thuraya Satellite Telecommunications Company (Thuraya), principally in the Middle East, Africa, and Asia; ACeS International Ltd. (Asia Cellular Satellite or ACeS) in Asia; MSV in the Americas; Optus MobileSat in Australia; Indian National Satellite (INSAT 3C) in India and NTT/NTT DoCoMo (NSTAR) in Japan.

Thuraya offers voice and low-speed data services at transmission rates of up to 9.6 Kbps in Europe (excluding parts of Scandinavia), Northern and Central Africa, the Middle East, parts of Central Asia and the Indian subcontinent. Thuraya introduced a higher data rate service in 2005 that provides data at transmission rates of up to 144 Kbps.

ACeS offers voice and low-speed data services in Central and Southeast Asia using handheld devices that could be less expensive than the terminals used to access our comparable services, and typically charge lower end-user call rates than those expected to be charged for our services.

MSV offers voice and low-speed data services in the Americas using notebook devices. On November 8, 2004, the FCC issued an order granting MSV an ancillary terrestrial component license.

Each of Thuraya, ACeS and MSV currently operate in the L-band, the latter in Region 2 (North America) and the former two in Region 3 (Asia and Australia). Thuraya also operates in Region 1 (Europe, Middle East and Africa).

National and Regional Wireless Service Providers

Gradual extensions of terrestrial wireline and wireless communications networks and technologies to areas not currently served by terrestrial wireless competitors may reduce demand for the services that we expect to provide. We anticipate that future extensions of terrestrial networks will be driven by economic returns generated by extending wireline or wireless networks. We also expect that many underdeveloped areas will continue to be too sparsely populated to generate returns on investment required to build terrestrial communications networks. Unlike our terrestrial competitors, we can provide communications services to these underdeveloped areas at no incremental cost. We believe that our planned integrated satellite and terrestrial infrastructure and all IP-based network design will improve on existing network architecture and components to deliver greater capacity and speed more efficiently and at a lower cost than existing wireless networks for the same market segments.

TETRA / TETRAPOL service providers provide critical communications services to police, fire and rescue services on frequency bands reserved for these services. We do not view these operators as competitors as they provide certain critical service capabilities that will not be replicated by us. We plan to provide additional service capabilities, such as increased bandwidth, increased geographic coverage, improved intercommunication / interoperation among systems and increased survivability in event of crisis as a service layer enhancement to the standard TETRA offerings. Since we plan on integrating our services with the services provided by TETRA / TETRAPOL operators and equipment providers, we view the TETRA / TETRAPOL operators and equipment providers as potential partners for our service enhancements.

Other Competitors

We expect to compete with wireline service providers such as the cable system operators and the local exchange carriers in the provision of high-speed data services. We expect that our all IP-based, network design and our ability to provide managed services will differentiate our service bundles relative to these competitors.

The growing availability of private and public Wi-Fi networks, such as those contemplated and in various stages of operation in EU member and CEPT member states, may compete directly with certain of our wireless broadband offerings. They may also be complementary to our service offerings. We believe that municipal Wi-Fi networks will be unable to offer the quality of service required to support voice over internet protocol (VoIP), and other enterprise applications due to network congestion and interference. We expect that the security and quality of service of our network will support these applications and we believe our ability to offer mobile wireless services on a national basis will provide us a distinct competitive advantage over these unsecure local networks.

Properties

Our management services agreement with TerreStar Networks provides for office space at TerreStar Networks’ facility in Reston, Virginia. TerreStar Networks leases on this facility expires on November 28, 2011. We lease an office at a shared tenant facility located at the Vienna Stock Exchange Building, Schottenrring 16, 2nd Floor, Vienna A-1010, Austria to house the activities of TerreStar Austria GmbH. The lease on this facility expires in March 2008. We also expect to finalize a twelve month contract for virtual space with 33 St. James’s Square London SW1Y 4JS. We believe that all of our facilities are in good condition, adequate for our intended use and sufficient for our immediate needs. It is not certain whether we will negotiate new leases as existing leases expire. These determinations will be based on an assessment of our requirements at that time. Furthermore, we believe we can obtain additional space, if necessary, based on prior experience and current real estate market conditions.

Legal Proceedings

At present, we are not involved in any legal, regulatory, and arbitration proceedings that could result in adverse consequences for our business.

SPECTRUM AWARD PROCESS

The European Commission is the executive body of the EU whose primary role is to propose and implement legislation. On February 14, 2007, the European Commission adopted the EC Decision, designating the 2 GHz frequency bands (1980 — 2010 MHz (Earth to space) and 2170 — 2200 MHz (space to Earth)) for CGCs within the satellite coverage area. The EC Decision is legally binding in the EU with respect to the decision to allocate the 2 x 30 MHz frequency bands to MSS/CGC, but does not assign the available spectrum to specific satellite operators.

The allocation of the available 2 x 30 MHz of spectrum to specific satellite operators is expected to be regulated through (i) a separate EU framework decision and (ii) related implementing rules. The EU framework decision is expected to establish the main elements of the MSS selection and authorization process, including selection criteria, the link between the results of the selection coordinated at the EU level and the national authorizations, and coordinated enforcement procedure. All detailed provisions are expected to be specified in the related implementing rules, including the detailed methodology for the evaluation of applications and for the actual selection of the winning applicants.

It is anticipated that the framework decision will be proposed by the European Commission during August or September 2007. For the framework decision to enter into law, it must be adopted jointly by the EU Council, composed of representatives of the governments of the 27 EU member states3, and the European Parliament through the co-decision legislative procedure. Under this procedure, the agreement of both institutions is required for the framework decision to become law. The intensive consultation of EU member state governments (as well as industry stakeholders) which has been ongoing for more than 12 months will facilitate the adoption of the framework decision by the EU Council, which can be expected (though not guaranteed) by spring 2008, as scheduled by the Commission. The speed of adoption by the European Parliament will depend in part on political considerations that cannot be predicted at this time. Parliamentary adoption by spring 2008 is possible, but cannot be guaranteed at this stage.

It is expected that implementing rules will be prepared by the same European Commission experts that were responsible for producing the Consultation Document4 on the Selection and Authorization of Systems Providing Mobile Satellite Service. Prior to their adoption by the European Commission, the implementing rules will be subject to prior endorsement by member states and the European Parliament through one of several EU comitology procedures.5 The applicable comitology procedure will be determined in the framework decision. Under the most likely applicable procedure6, the Commission tables draft implementing rules first to member states experts for their opinion and then to national governments and to the European Parliament for their endorsement. In the absence of any opposition from either side within a period of up to four months, the Commission is free to adopt the implementing rules. If the Commission adopts implementing rules based upon the recommendations contained in the Consultation Document and EU Council and parliament do not object to these rules, these implementing rules can be adopted in legislation by spring or summer 2008.

Both the framework decision and the implementing rules are expected to be based on Article 95 of the European Community Treaty, which would ensure that they are legally binding on all 27 EU member states. It is expected that non-EU CEPT (European Conference of Postal and Telecommunications Administrations)

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3 Austria, Belgium, Bulgaria, Czech Republic, Cyprus, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, the United Kingdom.

4 Brussels 30th March 2007 Consultation Document on Selection and Authorization of systems providing Mobile satellite services (MSS).

5 Comitology refers to the committee system which oversees the acts implemented by the European Commission. This system involves committees, which serve as a discussion forum, made up of representatives from EU member states and chaired by the Commission. The comitology procedures ensure that the European Commission is able to establish a dialogue with national administrations before implementing measures. There are different types of comitology procedures. The procedures that determine the relationship between the European Commission and the committees are based on a Council of the European Union decision from June 28, 1999 on procedures for the exercise of implementing powers conferred on the European Commission (1999/468/EC ; OJ L 184/23 of 17.7.1999) (the “Comitology Decision”), as amended.

6 The EU comitology regulatory procedure with scrutiny.

states7 will also adopt the decision. However, they are not required to do so. As a result, the selection and authorization process will be governed by national legislation in non-EU CEPT member states as and when they are adopted.

According to the timeline for the selection and authorization process issued by the European Commission within the Consultation Document, the final adoption of the selection and authorization process is expected to occur in April 2008. At that time, we will have to formally participate in the selection and authorization process in order to be eligible to receive a spectrum award.

The Consultation Document proposes that the selection and authorization process for the 2 GHz bands relies on a number of guiding principles:

  Radio spectrum needs of applicants should be clearly identified, allowing for the verification of effective spectrum scarcity;

  Selection criteria should be determined taking into account the need for effective and efficient use of radio spectrum;

  Clear procedures and timeframes should be defined for the various steps of the selection and authorization process; and

  The actual selection and authorization should be coordinated at the EU level.

In the event there is insufficient spectrum to satisfy the demand, the selection method described in the Consultation Document proposes to use a “beauty contest” on the basis of candidate pre-selection according to the fulfillment of milestones within a pre-defined milestone review process by given dates.

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7 Albania, Andorra, Azerbaijan, Belarus, Bosnia and Herzegovina, Croatia, Georgia, Iceland, Liechtenstein, Moldova, Monaco, Montenegro, Norway, Russian Federation, San Marino, Serbia, Switzerland, The former Yugoslav Republic of Macedonia, Turkey, Ukraine, Vatican.

The proposed timeline for the process is set forth in the table below*:

Phase Objectives	Constituencies	Time line (tentative)	Administrations of Member States/ Co-ordination - EU Level

PUBLIC CONSULTATION & ADOPTION / PUBLICATION OF FRAMEWORK

Transparency / early announcement of the selection procedures; obtaining feedback; gain better understanding of demand for spectrum; legal certainty.

3/30/2007

Launch of public consultation on the overall S&A framework. Request of voluntary information from interested parties on their anticipated spectrum requirements, coverage, services, dates of commercial operation.

	Comments on overall S&A framework. Informal expressions of interest by candidates.	5/31/2007	Receipt of informal expressions of interest and responses to consultation document.
		6/30/2007	Formal proposal of the S&A framework for 2 GHz MSS.
		3/31/2008	Adoption and publication of the S&A framework for 2 GHz MSS.
		4/30/2008	Adoption and publication of the detailed requirements of the MSS S&A process.
FIRST CALL FOR APPLICATIONS Establishing list of eligible candidates; validating spectrum requirements by the candidate operators; obtaining information on the planned milestone fulfilment.		4/30/2008	Issue of the 1st call for applications.
	Applications to be sent, including evidence for passing milestones 1-2. Achieving milestones 1-2.	6/30/2008	Receipt of applications. Closure of the list of interested parties.
		7/31/2008	Evaluation of responses: short-listing eligible applicants, achieving milestones 1-2. First test of scarcity of spectrum.
SECOND CALL FOR APPLICATIONS Obtaining detailed information on applicants’ MSS projects.		8/31/2008	Call for more detailed applications from eligible applicants.
	More detailed applications to be sent, including evidence concerning milestones 1-5.	10/31/2008	Receipt of more detailed applications.
FINAL SELECTION Establishing list of eligible candidates; scarcity test. Ranking of applications, selection of operators.	Additional evidence sent of meeting milestones 1-5, if required. Achieving milestones 1-5.	12/31/2008	Short-listing eligible applicants who have achieved milestones 1-5. Second test of spectrum scarcity.
		1/31/2009	Evaluation of the eligible applications, based on the pre-defined criteria: scoring candidate applications. Selection of applicants by ranking. Validation of the results at the EU level.

Phase Objectives	Constituencies	Time line (tentative)	Administrations of Member States/ Co-ordination - EU Level
AUTHORISATION Assignment of usage rights at national level.		2/28/2009	Individual MS to grant the spectrum usage rights, where required.
COMPLETION OF THE S&A PROCESS Bringing MSS into service and achieving pan-EU service coverage.	Evidence concerning milestones 6-9 to be sent. Achieving milestones 6-9.	1/1/2011	Validation of evidence provided.

*Source: European Commission Consultation Document, dated March 30, 2007, on Selection and Authorization of Systems Providing Mobile Satellite Services.

The Commission’s proposed milestone plan consists of the following milestones:

•	Milestone 1: Submission of International Telecommunications Union request for coordination;
•	Milestone 2: Satellite manufacturing;
•	Milestone 3: Completion of the critical design review;
•	Milestone 4: Satellite launch agreement;
•	Milestone 5: Gateway earth stations;
•	Milestone 6: Satellite mating;
•	Milestone 7: Launch of satellites, including:
•	The satellite system operator providing documents confirming the first successful satellite launch and in-orbit deployment; and
•

The satellite system operator of a Non-Geostationary Orbit system providing periodic evidence of subsequent launches and successful in-orbit deployment of the necessary number of satellites in the constellation to provide commercial service.

•	Milestone 8: Frequency co-ordination; and
•	Milestone 9: Provision of satellite service within the territories of EU member states.

As stated previously, we will have to realize all of these milestones before January 1, 2011 to receive a full and final authorization to use the spectrum on a pan-European basis.

We have already completed milestones 1 and 4 and under this proposed framework would need to complete milestone 2, an award of satellite manufacturing contract, by June 30, 2008.

A test for spectrum scarcity is proposed on December 31, 2008, by which time we need to have completed milestones 1 - 5. Milestone 5 is the award of contract for a satellite gateway earth station and we have already begun discussions with potential suppliers.

In the event of spectrum scarcity at this stage, the proposed Consultation Document details four selection criteria against which we will be scored. Each of the criteria is weighted to reflect its relative importance in the selection process. The four criteria and their associated weightings are as follows:

  Ensuring pan-European geographic coverage (40%);

  Creating consumer and competitive benefit (20%);

  Compliance with spectrum efficiency objective (20%); and

  Compliance with other public policy objectives (20%).

We believe we are well positioned to be awarded spectrum rights under the selection and authorization process because we have actively been actively involved in the process pursuant to which the selection criteria were developed and we believe the criteria match our company’s strengths. 40% of the beauty contest selection criteria is expected to be based on ensuring pan-European geographic coverage and we expect that our network will provide services to all 27 EU member states under a direct line of sight. 20% of the beauty contest selection criteria is expected to be based on compliance with the spectrum efficiency objective. Our 500 satellite beams will provide for frequency channels to be reused over 40 times within the satellite coverage which is more than any of our competitors. Another 20% of the beauty contest selection criteria is expected to be based on compliance with EU policy objectives and because our network allow us the ability to prioritize the traffic of specific end-users, we will provide reliable and uninterrupted connectivity offering an attractive solution for government and emergency first responders and the possibility of provision of high bandwidth services at pan-European level and in rural areas which are sparsely populated and/or difficult to reach. Thus, our system is planned to provide vital services that are in the public interest. Additionally, satellites are relatively immune from natural disasters compared to terrestrial communications, and as a result, we can provide uninterrupted service that is vital to the public interest when terrestrial systems may break down. The remaining 20% of the beauty contest selection criteria is expected to be based on creating consumer and competitive benefits. Our business model allows broadband and 4G services to be sold to existing carriers and new entrants. Thus, our open platform avoids proprietary competition in the marketplace and facilitates new retail competition which will benefit consumers. Our universal chipset™ architecture also allows for satellite capabilities to be integrated in existing handset devices, and as a result, users will not have to learn how to use new handsets.

Applicants will be awarded an overall rank based on the extent to which they meet the criteria. Applicants will then be ordered in terms of ranking with the highest rank accorded the first place. The applicant with the highest rank will be awarded the spectrum demanded with a potential cap of 2x15 MHz; the remaining spectrum will then be assigned to those with lower ranks, in order of decreasing rank order. If there is a tie in ranking, the flexible minimum spectrum requirements (i.e., more than one combination of spectrum plans) submitted by the applicants will be considered.

In case of spectrum scarcity, the Consultation Document recommends a limitation on the maximum amount of spectrum which any individual MSS system may be assigned to 15 MHz in each direction of transmission. This limitation would allow selection of at least two winning applicants while leaving sufficient scope for different types of services.

Following the selection of the winning applicants, it is proposed that each EU member state will authorize the selected systems in a common agreed timeframe and identify the specific spectrum range used by each authorized party, including the common conditions attached to the rights of use of spectrum.

EU member states will authorize the selected MSS systems in accordance with national legislation. Any authorization process at the national level should be in accordance with the EU regulatory framework for electronic communications8. In particular, upon completion of the selection process the situation will be the one contemplated in Article 8 of the Authorization Directive9 on “Harmonized assignment of radio frequencies” and its Annexes A, B and C. Therefore as a principle member states should “not impose any further conditions, additional criteria or procedures which would restrict, alter or delay the correct implementation of the common assignment of such radio frequencies.”10. Specific types of authorizations required by an MSS operator would typically involve a notification under the general authorization regime and individual rights of use for radio frequencies for MSS earth stations.

Following the grant of spectrum rights, the progress of the applicants’ systems against milestones 6-9 will continue to be monitored. The winning applicants must meet all of these milestones by January 1, 2011. As part of the monitoring procedure, winning applicants will be required, as a condition of the authorization, to provide an annual report, detailing its status against its business plan as provided in the winning bid.

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8 Directive 2002/21 on a common regulatory framework for electronic communications networks and services (“the Framework Directive”) OJ [2002] L108/33; Directive on the authorization of electronic communications networks and services (“the Authorization Directive”) OJ [2002] L108/21; Directive 2002/19 on access to, and interconnection of, electronic communications networks and associated facilities (“the Access and Interconnection Directive”) OJ [2002] L108/7; Directive on universal service and users’ rights relating to electronic communications networks and services (“the Universal Service Directive”) OJ [2002] L108/51; Directive 2002/58 concerning the processing of personal data and the protection of privacy in the electronic communications sector (“the Privacy Directive”) OJ [2002] L201/37.

9 Directive on the authorization of electronic communications networks and services (“the Authorization Directive”) OJ [2002] L108/21.

10 Article 8 of the Authorization Directive.

REGULATION

EU Regulation

User Terminal Licensing

European Commission Communication (ECC) working group FM44 is currently dealing with frequency management issues relating to mobile satellite services in the 1 — 3 GHz band. It has drafted two draft ECC Decisions on:

  Exemptions from individual licensing of land mobile satellite user terminals operating in the 1 - 3 GHz MSS bands; and

  Free circulation and use of mobile satellite user terminals operating in the 1 - 3 GHz MSS bands.

It is expected that these ECC decisions will be adopted in December 2007.

These ECC decisions provide agreement throughout CEPT member states that MSS 2 GHz user terminals are license exempt throughout all CEPT member states and allow for the free circulation of MSS 2 GHz user terminals within CEPT member states.

Band Clearing in the 1980 — 2010 MHz and 2170 — 2200 MHz frequency bands

ECC Decision (06)10 on transitional arrangements for the Fixed Service and tactical radio relay systems in the bands 1980-2010 MHz and 2170-2200 MHz in order to facilitate the harmonized introduction and development of systems in the Mobile Satellite Service including those supplemented by a Complementary Ground Component, adopted at the 15th ECC meeting, on December 1, 2006, decided that CEPT member states should clear non-MSS services from the bands by June 1, 2007.

Most countries in Europe have already cleared the 2 GHz bands for MSS. France and the Czech Republic are known exceptions as is Russia in the wider CEPT community. France and the Czech Republic have confirmed that they will clear the band in the near future and before the adoption of the European Commission selection and authorization process. MSS 2 GHz services will have to cover part of the cost of re-locating fixed services and tactical radio relay to other frequency bands in these and other countries where required.

Data Protection

Data Protection requirements relevant to the network are defined in the Directive on Privacy and Electronic Communications 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector.

Directive 2002/58/EC harmonizes the provisions of EU member states required to ensure an equivalent level of protection of fundamental rights and freedoms, and in particular the right to privacy, with respect to the processing of personal data in the electronic communications sector and to ensure the free movement of such data and of electronic communication equipment and services in the European community.

Data Retention

Telecommunications providers also have to design their systems to meet specific requirements on interception and the retention of data for law enforcement purposes (e.g. terrorism). These specific requirements can be split up between the more traditional public switched telephone network (PSTN) interception and retention requirements (which usually cover the interception of a traditional voice telephony call, and the retention of billing data) and the newer IP interception and IP data retention requirements (which cover items such as email traffic, use of IP addresses, retention of various type of log files, but does not cover the content of communications themselves).

These requirements are detailed in the Data Retention Directive 2006/24/EC on the retention of data generated or processed in connection with the provision of publicly available electronic communication services or the public communications networks an amending Directive 2002/58/EC.

Lawful Interception and Call Monitoring

The interception and monitoring of communications, and the collection and retention of data relating to communications, is subject to regulation at both a European and domestic level. Despite general prohibitions on the interception and monitoring of communications, there are circumstances under which providers of electronic communications network and service providers must either provide information to regulatory authorities and security services, or must facilitate the work of those bodies in obtaining information. These provisions, which are generally enacted at a national level, are generally concerned with the protection of national security, defense, public safety, the detection and investigation of crime, and the prevention of unauthorized access to the electronic communications network or service. In the United Kingdom, such activities are conducted under several pieces of legislation including, but not limited to, the Regulation of Investigatory Powers Act 2000, the Wireless Telegraphy Act 2006 and associated regulations. Legislative and regulatory provisions with similar policy objectives are to be found in a number of jurisdictions. The cost of compliance with these requirements, which will vary between countries, and can be inconsistent and rapidly-changing, will generally accrue to us and the cost of compliance cannot be estimated accurately at the present time.

Tariffs and Roaming Charges

The partnerships and alliances which will be formed from our business plan will depend, in part, upon the ability of end-users of the telecommunications service to move between networks operated by different service providers. This process is known as “roaming” and the price paid for this facility by the end-user is under intense scrutiny by the European Commission and the European Parliament, and by the national regulatory authorities of the EU member states. A Committee of the European Parliament has voted to impose a price cap on roaming charges, and the European Parliament is expected to vote in May 2007 on the text of legislation to come into force in the summer of 2007. At this stage, it is not clear how this legislation will affect our business plan; whether we will, as a wholesaler, be subject to direct regulation or identified as having market dominance; or whether these proposals will be adopted outside of the EU (such as within states which are members of CEPT but are not members of the EU).

Numbering

Interconnection to terrestrial networks such as the PSTN is a well-established process for satellite networks. However, having access to a numbering resource, such as a country code or several ‘area codes’, which enables access to the public switched telephone network, is often required to allow public parties to access subscribers of a satellite network. We will not, however, seek an additional number resource. Instead, it will use those of its partners — those mobile companies through which it will provide its service — to provide the necessary numbering resources to allow access between the PSTN and our network. At present there is no significant numbering shortage anticipated among Europe’s mobile networks.

VoIP Regulation

On February 10, 2005-February 11, 2005, the European Regulators Group decided that it was too early to adopt specific EU-level regulation for VoIP until the VoIP market matures. The European Regulators Group’s current priority is to promote the development of the VoIP market by encouraging new entrants.

Many regulatory question marks relating to VoIP remain as regards the classification of VoIP service providers under the regulatory framework and their ensuing obligations (emergency calls, caller location, etc), the numbering schemes to be applied to them (non-geographic only or both geographic and non-geographic but then under which terms) and the other obligations that relate to traditional PSTN voice telephony such as number portability.

Although the tendency expressed by the European Regulators Group to favor a light touch approach to VoIP is positive in principle, it could induce the fact that the incumbent public telephone operator (PTO) would not be regulated when providing VoIP services and could thereby bypass regulation under the false pretense that VoIP is an “emerging market”. So far only Denmark has taken such an approach but many other countries have not finalized their market reviews and could also opt for such a view. The main risks to us if such an approach were to be repeated in other countries is that the incumbent PTO or its internet service provider (ISP) subsidiary will be free from obligations designed to ensure competitive supply and this will undermine infrastructure competition. There is also a clear risk that the incumbent or its ISP subsidiary could artificially increase the retail tariffs for VoIP-based off-net calls to the networks of competitors well above a cost-oriented level, in order to damage competitors. In addition, a lack of economic regulation on VoIP would increase risks of anti-competitive tying and cross-subsidies, i.e. the incumbent PTO or its ISP subsidiary could leverage its position on telephony markets onto other markets.

Content

It is possible that we will need to seek authorization, both at a pan-European level and at a national level for any additional services which we may provide over the combined satellite and terrestrial network. This includes authorization relating to the broadcast or other distribution of video and audio content, and internet services, and in many European countries, there is a need for formal “General Authorization” as a provider of electronic communications networks and services. The exact nature of any additional authorization, and the terms under which it might be granted, including “must carry” obligations and prescribed volumes or quotas of certain classes of traffic or programming, would vary according to the country, the subject matter (such as the content of material intended for broadcasting), the extent of our involvement in the creation of such material (such as editorial involvement in the creation of broadcasting content), and whether our business would merely allow users of the satellite to create and transmit their own material.

Emergency Call Services

The European Commission Decision 91/396/EEC has adopted 112 as the pan-European number for emergency purposes. We will be required to provide appropriate deliverables for this service and support all emergency communications requirements.

According to the European community requirements, priority is to be awarded to all emergency calls over the network and we are subject to record keeping and reporting requirements in connection with the call centers. Caller location information is to be made available to emergency services and transfer of emergency calls and associated data to the emergency services must be guaranteed, including location details of the caller and specific requirements of the situation. We need to ensure that the procedures are based on future proof as well as backwards-compatible technology (e.g. Internet TCP/IP/XML for connecting to standard personal computer based products at the public safety answering point level). These requirements have to be taken into consideration at the design stage. Violation of these requirements could subject us to fines or other penalties.

In addition to the 112, the E112 or Enhanced 112 enables location information of the caller to be identified and provided to the emergency services responsible for handling the request. Further, EU member states have their own emergency numbers that may be used alongside the pan-European 112 such as 999 in the UK. We will need to comply with the relevant national regulation in each EU member state in addition to the European Commission Decision requirements for emergency call services.

Orbital Slots

Our current filing, known to the ITU as TerreStar-EUR, is for a satellite to be located in geostationary orbit at the orbital location of 15.4 ° West. The administration responsible for this filing is located in the United Kingdom. During the course of the international coordination process, it may become necessary for us to modify this filing, or to come to technical and commercial agreements with other operators. The outcome of the European selection and authorization process may also create a situation in which an agreement with another operator becomes necessary or attractive. Such an arrangement could include the exploitation of another operator’s rights to use a different orbital location. In the event such an agreement is reached, if that other operator’s filing had been made through an administration other than the United Kingdom, it would be unlikely that we would be able to secure the transfer of that filing directly to ourselves, and it could be necessary for us to establish a local subsidiary to hold that filing, or for us to take other appropriate measures.

We have entered into the ATP with EADS Astrium pursuant to which we authorized EADS Astrium to proceed with initial construction of the TerreStar-EUR satellite. This partnership should yield access to EADS Astrium’s ITU S Band filings for operation from geostationary orbit at 1° East or 32° East longitude. All EU member states can be served from the TerreStar-EUR orbital slot at 15.4° West longitude or 1° East longitude. Coverage of all CEPT member states is maximized from the 32 East longitude position.

Adjacent Band Operations

ECC DEC(06)09 prescribes that MSS operating in the 1980 — 2010 MHz and 2170 — 2200 MHz band must do so without causing interference to terrestrial or MSS operations in adjacent bands.

ECC project team SE40 is currently defining the maximum levels of interference from MSS permissible from 2 GHz MSS systems.

National Regulation

Regulation of MSS/CGC by Individual Member States

The ongoing European Commission selection and authorization process does not currently envisage a pan-European harmonized authorization for CGC. Also, final national authorization for MSS will be provided by EU member states following the outcome of the beauty contest. As a result, we will be required to apply to all the EU member states for authorization. There is no clear consensus regarding the national authorization procedures and the process, including timeframes and fee structures, which will vary from country to country.

Ownership Restrictions and Transfers of Control

Different countries have different provisions governing who may hold authorizations. These rules may restrict the ability of certain corporations and their shareholders from owning a certain number of shares depending on the domicile of the corporation and the nationality of the corporation’s shareholders. These provisions vary between jurisdictions, and authorization in some jurisdictions may require the registration or establishment of branch or local offices, or the incorporation of subsidiary companies, within that jurisdiction. Significant changes in ownership which result in effective changes in control of a corporation can affect that corporation’s ability to hold authorizations and to offer services. Our status as a Bermuda company may mean that we are unable directly to hold certain classes of authorization in certain countries, or our holding of certain classes of authorization may lead to our disqualification from holding others.

Transfer of Authorizations

Authorizations granted under national regulation may allow licenses to be transferred or assigned to third parties. In some cases, a requirement exists to inform the national regulatory authority of a change in control of the holder of the license. Such situations may be handled through correspondence. Moreover, it is accepted practice that unless there is to be some change to the service, transfers to the license holder are not materially important to regulatory regimes in Europe.

Earth Station Licensing

Authorizing use of earth stations is a well-established process across Europe. We will install one or more earth stations in potential locations in several jurisdictions, including but not limited to the United Kingdom, France, Spain and Austria. The Company’s connections to these earth stations, called ‘feeder links’ will be operating in the satellite band 13.75 — 14.00 GHz. The number and locations of these earth stations will be dependent on a number of factors, including the amount of spectrum we are awarded.

In the United Kingdom, transmitting earth stations in this band are licensed after a short site-clearance process. This involves a basic description of the earth station to enable the regulator to register the device and to coordinate its use with existing services and users in the band. Depending on the geographical location of the earth station and the performance and radio frequency characteristics of the antenna, this process usually takes no more than six weeks.

In Spain and Austria, we will not be seeking licenses for our earth stations. Instead, we will be seeking to lease the existing facilities of earth station operators that are already licensed. In Austria, this operator is a national telecommunications network. In Spain, it is another licensed telecommunications operator. Both operate facilities that are fully coordinated and authorized, and for which they have the right to lease services to our network.

Launch, Operation and Orbital Debris Mitigation (UK Outer Space Act 1986)

The United Kingdom has two separate regulatory frameworks for satellites. The Office of Communications authorizes the space station on the satellite, and manages filings with the International Telecommunications Union, whereas the British National Space Centre is responsible for granting licenses for activities in outer space, including the launch and operation of the spacecraft. This regulatory framework is reflected in the regulatory framework of Bermuda where we are domiciled. Under international law, states are held responsible for the actions of their nationals in outer space. There are a number of general principles upon which states have agreed, with the aim of minimizing damage or loss caused by activities in outer space. States allowing their nationals to conduct activities in outer space usually require such activities to be licensed. Such licenses usually require the licensee to minimize orbital debris resulting from the licensed activity, as well as requiring insurance cover, including indemnification of the state against claims for loss or damage.

Before launching TerreStar-EUR, we will need to obtain a license under the UK’s Outer Space Act 1986, which has been extended to Bermuda. When applying for this license, we will have to demonstrate our technical and financial credibility, to provide information about insurance cover for the launch and deployment phases, and to convince the licensing authorities of the soundness of our plans to mitigate orbital debris at the end of the satellite’s life. We cannot be certain that we will be granted such a license when we apply for one. Further, in 2005 the British National Space Centre held a consultation on the procedures for granting such licenses. Further consultation is possible and this could lead to revisions of the licensing criteria and procedures. Therefore, we cannot predict with certainty what the licensing procedures and requirements will be when we come to make our application.

RISK FACTORS

An investment in our shares involves significant risk, including the potential loss of your entire investment, and is suitable only for sophisticated investors who fully understand and are capable of bearing such risk. If any of the following risks actually occur, we may not be able to conduct our business as currently planned and our financial condition and results of operations could be seriously harmed. You should carefully consider the following factors, in addition to the other information set forth in this memorandum, before you make an investment in our shares.

We are a development stage company with no operating revenues.

We are a development stage company and have never generated any revenues from operations. We do not expect to generate significant revenues prior to 2011. Even if we are successful in obtaining a spectrum award and raise sufficient capital and successfully develop and construct our network, our ability to transition to an operating company will depend on, among other things: successful execution of our business plan; market acceptance of the services we intend to offer; and attracting, training and motivating highly skilled satellite and network operations personnel, a sales force and customer service personnel. We may not be able to successfully complete the transition to an operating company or generate sufficient cash from operations to cover our expenses. If we do not become profitable, we will have difficulty obtaining funds to continue our operations and may have insufficient cash to meet our obligations.

Risks Relating to the Spectrum Award

The European Commission process for selection and authorization of spectrum may not be adopted. As a result, our chances of receiving a spectrum award may be decreased.

There is no guarantee that the European Commission process for selection and authorization will be adopted by the EU Council and the European Parliament. Until such time as the EU Council and European Parliament validate the selection and authorization process, the authorization process has no legal standing. The authorization of a CGC also could be opposed by terrestrial mobile network operators, presumably because they believe the adoption of the European Commission proposal would increase competition in the terrestrial mobile market. As a result, there is a risk that the spectrum selection and assignment process will be subject to legal challenge from these operators. In the event the European Commission process is not adopted, the International Telecommunications Union procedures will determine which operators have access to 2GHz spectrum. This process allocates spectrum on a first-come, first-served basis. Any departure from the European Commission process for selection and authorization could adversely impact our chances of obtaining a spectrum award.

Even if the European Commission process for selection and authorization of spectrum is adopted, we are not guaranteed a spectrum award.

We are competing for the right to use the 2.0 GHz MSS S-band spectrum covering a population of over 811 million people in the aggregate throughout EU member states and non-EU member CEPT states. The European Commission has proposed a selection and authorization process which according to a timeline published by the European Commission is expected to be adopted by the EU legislature in April 2008. The selection method is based on the fulfillment of milestones within a pre-defined milestone review process by given dates. In the event of spectrum scarcity, under the European Commission proposal, four selection criteria are expected to be used to evaluate potential spectrum operators. The process is referred to as a “beauty contest.” The current European Commission proposal creates regulatory uncertainty because we may meet all milestone requirements of the milestone review process and still not gain access to spectrum following the beauty contest process.

In addition, the European Parliament and EU Council process may alter the European Commission proposal incorporating specific characteristics into the milestone review process and beauty contest. Our network’s design and implementation schedule is based on the selection and authorization process currently proposed by the European Commission. Any alterations to the process at a later date will create a greater uncertainty and may adversely impact our chances of obtaining a spectrum award.

ICO claims to have an existing allocation of spectrum in the 2.0GHz S Band based upon a decision of the European Radiocommunications Committee in 1997, ERC DEC (97)03. This decision granted priority use of the spectrum for systems providing commercial service before January 1, 2001. ICO registered their ICO-P MEO system under this process and attempted to gain access to the spectrum under the terms of this decision. ICO, however, failed to launch and deploy its MEO system and provide commercial service by January 1, 2001 deadline11. Consequently, the MSS 2 GHz spectrum remains unused throughout CEPT member states today. In addition, at their 16th meeting in March 2007, the European Communications Committee abrogated ERC DEC (97)03 with respect to the 2 GHz band. As a result, ECC DEC (06)09 has superseded ERC DEC (97)03 with respect to the allocation of 2GHz MSS spectrum. Based upon the foregoing, we believe there is substantial doubt as to whether ICO has a valid claim to legacy spectrum, however, we cannot guarantee that any alterations to the process at a later date will not validate ICO’s claims.

EU member states also may disagree over the details of the selection and authorization process which may delay the adoption of a decision by the European Parliament and the EU Council. The timeframe for such a parliamentary process can vary from a few months to several years. Final service authorizations will be made by EU member states, following a national authorization process. EU member states have various processes for granting such authorizations, with varying time frames and risks associated with each one. Also, national legislation may need to be implemented in many EU member states in order for European Commission decisions to be adopted, even before a national authorization is granted. Any delays in the process could delay system deployment and may allow other candidate systems to catch up with us. If the start of the process is delayed, further candidate systems wishing to use the 2GHz spectrum will have an opportunity to meet the threshold and gain entry into the selection and authorization process. This may reduce our chances of obtaining a spectrum award or reduce the amount of spectrum available for our network.

Non-EU Administrations may not accept the validity of the EU selection and authorization process.

The European Commission Decision is not automatically adopted into national legislation by non-EU CEPT member states. As a result, some CEPT states may decide not to implement ECC Decision 06(09), which designates the 2GHz spectrum for MSS, including those incorporating a CGC.

In addition, non-EU administrations may fail to accept the EU selection and authorization process for legal and anti-competitive reasons. The efficiencies of the EU process may therefore be lost on these administrations, which may develop parallel authorization processes that are at variance with the requirements of the EU process. This might be done deliberately to limit market access for our services or to satisfy national legal requirements.

Risks Relating to the Construction of Our Network

We will be developing our network prior to the implementation of certain legislation.

Throughout the selection and authorization process, we will not know how much spectrum we will be able to use. We are developing our network to use 2 x 20 MHz of available spectrum, but we may only be awarded a portion of that spectrum. As a result, we may incur unnecessary expenses.

In addition, the ECC is currently drafting a decision relating to the free circulation and license exemption of equipment operating within the mobile satellite service frequency allocations between 1 and 3 GHz. None of the operational MSS systems in Europe incorporate a CGC such as the one we will have. Unless handsets used for MSS with CGC are covered by this ECC decision, we will not be able to circulate them within Europe without constraints.

We may not obtain the capital needed to develop and construct our network, execute our business plan and meet our funding obligations.

We will need to raise additional capital through future debt and / or equity offerings to finance the execution of our business strategy, including funds for the construction and launch of TerreStar-EUR and for our

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11 ECC(07)050Rev2 - Minutes of the 16th ECC Meeting, Krakow, 26th — 30th March 2007

CGC network build out. We cannot assure you that we will be able to complete any such financings on terms that are acceptable to us, if at all. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of alternatives, our success in securing significant customers for our network, the prevailing conditions in the financial markets and the restrictions contained in any future indebtedness. On July 6, 2007, we entered into the ATP with EADS Astrium pursuant to which we authorized EADS Astrium to proceed with certain satellite construction activities while we negotiate a more definitive agreement. While we have not yet entered into any other agreements regarding the construction or development of our satellite, we expect total satellite, launch and insurance costs to be approximately €500- €600 million. The remainder of our future capital expenditures will be dependent upon the award of spectrum. If we are not able to obtain sufficient financing, we may be unable to complete our network.

In addition, our ability to attract funding is based in part on the value ascribed to our spectrum. Valuations of spectrum in other frequency bands have historically been volatile, and we cannot predict at what amount a future source of funding may be willing to value our spectrum and other assets. ITU and national regulatory authorities of EU member and non-EU member CEPT states could allocate additional spectrum (or re-allocate existing spectrum), through auction, lease or other means, that could be used to compete with us, or that could decrease the perceived market value of our wireless capacity. We may not be able to obtain financing when needed, on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then any of the following could occur:

  construction and launch of TerreStar-EUR, or other events necessary to conduct our business could be materially delayed, or the associated costs could materially increase;

  we could default on our commitments under our satellite construction agreement or our launch agreement, or to creditors or third parties, leading to the termination of such agreements; and

  we may not be able to deploy our network as planned, and may have to discontinue operations or seek a purchaser for our business or assets.

Any of these factors could cause us to miss required performance milestones under our application to the ITU and national regulatory authorities of EU member and non-EU member CEPT states and could result in our loss of competing for those authorizations. See “Regulation.”

The cost of building and deploying our network could also exceed our estimates. For example, our cost to build, launch and insure our satellite and the associated earth stations could be substantially greater than our current estimates. Furthermore, the costs for the build-out of the terrestrial component of our network could be greater, perhaps significantly, than our current estimates due to changing costs of supplies, market conditions and other factors over which we have no control. The rate at which we build out the terrestrial component of our network will also depend on customer requirements. If we require more capital than we currently anticipate, or we cannot meet our financing needs, our ability to operate our business, our financial condition and our results of operation could be adversely affected.

In addition, if we require more capital, we may incur and we will become subject to additional restrictions that could further limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. Any additional capital raising may adversely affect holders of our common shares by increasing our leverage and reducing our credit ratings. Further, any debt securities or preferred shares we issue will have liquidation rights, preferences and privileges senior to those of holders of our common shares. If we raise funds through the issuance of common equity, your ownership interest will be diluted.

Our satellite is subject to construction, delivery and launch delays.

We depend on third parties, such as EADS and Arianespace, to build and launch TerreStar-EUR. In November 2006, TerreStar Networks signed a contract with Arianespace which permits TerreStar Networks to assign us rights to a launch option for TerreStar-EUR that will meet our EU milestone review process. The assembly of TerreStar-EUR is technically complex and subject to construction and delivery delays that could result from a variety of causes, including the failure of third-party vendors to perform as anticipated and changes in the technical specifications of TerreStar-EUR. Delivery of TerreStar-EUR may not be timely, which could adversely affect our ability to meet our required construction and launch milestones required for spectrum grant and the planned introduction of our network.

The proposed EU milestone review process requires that we have placed a concrete order for satellite construction by June 30, 2008 and that our satellite be operational in January 2011. If we fail to meet any of our milestones, we will have to request waivers or extensions of our milestones from the EU. There can be no assurance that any such requests would be granted.

During any period of delay in construction, delivery or launch of TerreStar-EUR, we would continue to have significant cash requirements that could materially increase the aggregate amount of funding we need. We may not be able to obtain additional financing on favorable terms, or at all, during periods of delay. Delays could also make it more difficult for us to secure customers and could force us to reschedule our anticipated satellite launch dates.

We also on third-party manufacturers and their distributors to manufacture and distribute devices incorporating our universal chipset™ architecture. These devices are not yet available, and we and third-party vendors may be unable to develop and produce them in a timely manner, or at all, to permit the introduction of our service. If we, our vendors or our manufacturers fail to develop, manufacture and supply devices incorporating our universal chipset ™ architecture for timely commercial sale at affordable prices, the launch of our service will be delayed, our revenues will be adversely affected and our business will suffer.

Our business strategy also requires the deployment of a ground-based satellite infrastructure and plans for the implementation of a terrestrial network driven by customer requirements. Tower sites or leases of space on tower sites and authorizations in some desirable areas may be costly and time consuming to obtain. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop either the ground based satellite infrastructure or the terrestrial network in a timely fashion, the launch of our network will be delayed, our revenues will be delayed and less than expected. As a result, our business will be adversely affected.

In addition, our system may not function as intended, and we will not know whether it will function as intended until we have deployed a substantial portion of our network. Hardware or software errors in space or on the ground may limit or delay our service, and therefore reduce anticipated revenues and the viability of our services. There could also be delays in the planned development, integration and operation of the components of our network. The strength of the signal from our satellite could cause ground-based interference or other unintended effects. If the technological integration of our network is not completed in a timely and effective manner, our business will be harmed.

We will depend on a limited number of suppliers and service providers to design, construct and maintain our network.

We will rely on contracts with third parties to design and build TerreStar-EUR, as well as the terrestrial components of our network. These include the integrated MSS and CGC systems, technology for communications between the satellite and terrestrial equipment, and the development of small, integrated MSS/CGC handsets and other devices utilizing our universal chipset ™ architecture that will meet the requirements of the selection and authorization process for MSS 2GHz systems requirements, none of which exist today. We also intend to enter into relationships with third-party contractors in the future for equipment and maintenance and other services relating to our network. There are only a few companies capable of supplying the products and services necessary to implement and maintain our network. As a result, if any third-party contractor relationship with us is terminated, we may not be able to find a replacement in a timely manner or on terms satisfactory to us. This could lead to delays in implementing our network and interruptions in providing service to our customers, which would adversely affect our financial condition. In addition, the development and rollout of the terrestrial component of our network by these third parties may also be subject to unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors, some of which may be outside of our control.

Risks Relating to our Business

Our network will depend on the development and integration of complex and untested technologies.

                We must integrate a number of sophisticated satellite, terrestrial and wireless technologies that typically have not been integrated in the past, and some of which are not yet fully developed, before we can offer our planned network. These include, but are not limited to:

  a satellite that has significantly larger antennas and are substantially more powerful than any satellites currently in use;

  use of dynamic spot-beam technology to allocate signal strength among different geographic areas, including the ability to concentrate signal strength in specific geographic locations;

  development of universal chipset™ architecture that is capable of being deployed into a wide range of mobile devices;

  development of chipsets for mobile handsets and other devices that are capable of receiving satellite and ground-based signals;

  development of integrated satellite and terrestrial-capable mobile handsets with attractive performance, functionality and price; and

  development of ground infrastructure hardware and software capable of supporting our communication system and the demands of our customers.

As a result, unanticipated technological problems or delays relating to the development and use of our technology may prove difficult, time consuming, expensive or impossible to solve. Any of these may result in delays in implementing, or even make inoperable, our infrastructure and would adversely affect our financial condition.

Our network could be damaged or destroyed.

Our satellite launches and deployments may not be successful. A percentage of satellites never become operational because of launch failures, satellite destruction or damage during launch or improper orbital placement, among other factors. Launch failure rates vary depending on the chosen launch vehicle and contractor. Even launch vehicles with good track records experience some launch failures, and these vehicles may experience launch failures when launching our TerreStar-EUR despite their track records. Even if successfully launched into orbit, a satellite may use more fuel than planned to enter into its orbital location, which could reduce the overall useful life of the satellite, or may never enter or remain in its designated orbital location, which could render it inoperable. Deployment and use of the antennas on TerreStar-EUR is subject to additional risks because our antennas will be larger than those currently on most commercial satellites. If one or more of the launches or deployments fail, we will suffer significant delays that will damage our business, cause us to incur significant additional costs, and adversely affect our ability to generate revenues.

In addition, since the terrestrial component of our planned network will be attached to buildings, towers and other structures, an earthquake, tornado, flood or other catastrophic event, a man-made disaster or vandalism could damage our network, interrupt our service and harm our business in the affected area. Temporary disruptions could damage our reputation and the demand for our services and adversely affect our financial condition.

Damage to, or caused by, TerreStar-EUR may not be fully covered by insurance.

We intend to purchase launch and in-orbit insurance policies for TerreStar-EUR. The price, terms and availability of insurance can fluctuate significantly due to various factors, including satellite failures and general market conditions. If certain material adverse changes in market conditions for in-orbit insurance were to make it commercially unreasonable for us to maintain in-orbit insurance, we may forego such insurance. Other adverse changes in insurance market conditions may substantially increase the premiums we will have to pay for insurance or may preclude us from fully insuring our loss. If the launch of our satellite is a total or partial failure, or our satellite is damaged in orbit, our insurance may not fully cover our losses and these failures may also cause insurers to include additional exclusions in our insurance policies when they come up for renewal. We may not be able to obtain additional financing to construct, launch and insure a replacement satellite or such financing may not be available on terms favorable to us. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions that would limit our coverage. These exclusions typically relate to losses resulting from acts of war, insurrection or military action and government confiscation, as well as lasers, directed energy beams, nuclear and anti-satellite devices and radioactive contamination. Any uninsured losses could have a material adverse effect on us.

We do not expect to buy insurance to cover, and would not have protection against, business interruption, loss of business or similar losses. Furthermore, we expect to maintain third-party liability insurance. Such insurance may not be adequate or available to cover all third-party damages that may be caused by TerreStar-EUR, and we may not be able to obtain or renew our third-party liability insurance on reasonable terms and conditions, or at all.

We depend on licenses and sub-licenses of critical intellectual property from TerreStar Networks, some of which are licensed by TerreStar Networks from ATC.

TerreStar Networks licenses the majority of the technology it plans to use to operate its network from ATC, a wholly-owned subsidiary of MSV. We have a license to use the ATC technology under a sublicense from TerreStar Networks and we also have additional licensing agreements in place with TerreStar Networks for the use of other TerreStar Networks’ technology and intellectual property.

MSV has assigned to ATC a significant intellectual property portfolio, including a significant number of patents. Pursuant to the license agreement with ATC, TerreStar Networks has been granted a perpetual, world-wide, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense—including the sublicense to us), non-assignable, limited purpose right and license to certain existing and future patents owned by ATC for the sole purpose of developing, operating, implementing, providing and maintaining 2 GHz MSS S-band services or MSS services with an ATC component. ATC granted back to MSV similar rights to the same intellectual property for L-band services in any geographic territory in the entire world where MSV, one of its affiliates or a joint venture or strategic alliance into which MSV has entered, is authorized to provide L-band services. In addition, ATC granted rights to MSV International, LLC, or MSVI, a subsidiary of MSV, in and to the same intellectual property for the purpose of providing communications services anywhere in the entire world, excluding services relating to the 2 GHz MSS S-band. TerreStar Networks granted to ATC a perpetual, world-wide, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense), non-assignable, limited purpose right and license to certain patents owned or licensed by TerreStar Networks and certain technologies licensed by TerreStar Networks for the sole purpose of developing, operating, implementing, providing and maintaining L-band MSS services or L-band MSS services with an ATC component. ATC has also contractually committed to license to TerreStar Networks, pursuant to the same terms as set forth above, certain additional patents that may be developed, acquired or otherwise owned by ATC or its affiliates (including MSV and MSVI), and TerreStar Networks has contractually committed to license to ATC, pursuant to the same terms as set forth above, certain additional patents and technologies that may be developed, licensed, acquired or otherwise owned by TerreStar Networks for a period extending for ten years until October 1, 2016.

The sublicense agreement between TerreStar Networks and us grants us a license to use the ATC intellectual property on terms similar to the license grant from ATC to TerreStar Networks, except our ability to grant additional sublicenses to the ATC technology is for the sole purpose of supporting our MSS S-band services.

If the license agreement between TerreStar Networks and ATC is terminated, our sublicense with TerreStar Networks is also terminated. As a result, we will no longer be able to license future intellectual property from ATC. However, we will retain a perpetual license to all ATC intellectual property already licensed to us as of the date the license agreement is terminated. The license agreement between TerreStar Networks and ATC Technologies may be terminated: (1) by mutual written consent of both parties; (2) by either party in the event that the other party fails to perform or otherwise breaches any material obligations under the license agreement and fails to cure such breach within 90 days of receiving notice thereof; or (3) in the event that the other party files a petition for bankruptcy or insolvency or upon certain other insolvency events. In the event that TerreStar Networks’ license agreement with ATC is terminated, we may not be able to obtain future licenses for alternative technologies on terms as favorable to us as those obtained through the sublicense agreement with TerreStar Networks, if at all. If ATC terminates or breaches its agreements with TerreStar Networks or if TerreStar Networks and ATC have a dispute regarding the licensed intellectual property, such termination, breach or dispute could have a material adverse effect on our business.

The intellectual property TerreStar Networks licenses from ATC, and in turn licenses to us under the sublicense, includes issued patents and technology included in patent applications. The patents for which TerreStar Networks or ATC has applied may not issue or, if they issue, such patents may be insufficient to protect fully the technology TerreStar Networks owns or licenses. Moreover, if such patents prove to be inadequate to protect fully the technology TerreStar Networks owns or licenses, our ability to implement our business plan and, consequently, our financial condition, may be affected adversely. In addition, any patents that may be issued to TerreStar Networks or ATC and licensed to us may be challenged, invalidated or circumvented.

We also rely upon unpatented proprietary technology and other trade secrets. Our failure to protect such proprietary technology and trade secrets or the lack of enforceability or breach by third parties of agreements into which we have entered could also adversely affect our ability to implement our business plan and our financial condition.

We may incur costs, and may not be successful, defending our rights to intellectual property upon which we depend.

In developing and implementing our network, we will need to develop or obtain rights to additional technology that is not currently owned by us or licensed to us. We may be unsuccessful in developing additional technologies required to develop and implement our network, and we may not be able to protect intellectual property associated with technologies we develop from infringement by third parties. In addition, if we are able to develop or license such technologies, there can be no assurance that any patents issued or licensed to us will not be challenged, invalidated or circumvented. Litigation to defend and enforce these intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so, and our competitors may independently develop or patent technologies equivalent or superior to our technologies. It is possible that third parties may infringe upon our intellectual property now and in the future.

We may be unable to determine when third parties are using our intellectual property rights without our authorization. The undetected or unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations.

Third parties may claim that our products or services infringe their intellectual property rights.

Other parties may have patents or pending patent applications relating to integrated wireless technology that may later mature into patents. Such parties may bring suit against us for patent infringement or other violations of intellectual property rights. The development and operation of our system may also infringe or otherwise violate as-yet unidentified intellectual property rights of others. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid infringement. We may not be able to obtain the necessary licenses on commercially reasonable terms, if at all, or be able to re-engineer our products successfully. Moreover, if we are found by a court of law to infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using or selling the infringing products or technology. We also could be enjoined from making, using or selling the allegedly infringing products or technology, pending the final outcome of the suit. Our financial condition could be adversely affected if we are required to pay damages or are enjoined from using critical technology.

Satellites have a limited useful life and premature failure of TerreStar-EUR could damage our business.

During and after their launch, all satellites are subject to equipment failures, malfunctions (which are commonly referred to as anomalies) and other problems. A number of factors could decrease the expected useful lives or the utility of TerreStar-EUR, including:

  defects in construction;

  radiation induced failure of satellite parts;

  faster than expected degradation of solar panels;

  malfunction of component parts;

  loss of fuel on board;

  higher than anticipated use of fuel to maintain the satellite’s orbital location;

  higher than anticipated use of fuel during orbit raising following launch;

  random failure of satellite components not protected by back-up units;

  inability to control the positioning of the satellite;

  electromagnetic storms, solar and other astronomical events, including solar radiation and flares; and

  collisions with other objects in space, including meteors and decommissioned spacecraft in uncontrolled orbits that pass through the geostationary belt at various points.

We may experience failures, anomalies and other problems, whether of the types described above or arising from the failure of other systems or components, despite extensive precautionary measures taken to determine and eliminate the cause of anomalies in TerreStar-EUR and provide redundancy for many critical components in TerreStar-EUR. The interruption of our business caused by the loss or premature degradation of a satellite would continue until we either extended service to end-users on another satellite or built and launched additional satellites. If TerreStar-EUR were to malfunction or to fail prematurely, it could affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service, harm our reputation, cause our insurance costs to increase and adversely affect our business and our financial condition.

We may rely on third parties to identify, develop and market products using our network.

We intend to enter into agreements with third parties to identify, develop and market products using our network. We may be unable to identify, or to enter into agreements with, suitable third parties to perform these activities. If we do not form satisfactory relationships with third parties, or if any such third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to successfully identify, develop and sell products using our network, which would adversely affect our financial condition and results of operations.

Our success will depend on market acceptance of new and unproven technology, which may never occur.

Other than satellite radio, we are not aware of any integrated satellite and terrestrial wireless network in commercial operation. As a result, our proposed market is new and untested and, we cannot predict with certainty the potential demand for the services we plan to offer or the extent to which we will meet that demand. There may not be sufficient demand in general for the services we plan to offer, or in particular geographic markets, for particular types of services or during particular time periods, to enable us to generate positive cash flow, and our cost structure may not permit us to meet our obligations. Among other things, end user acceptance of our network and services will depend upon:

  our ability to provide integrated wireless services that meet market demand;

  our ability to provide attractive service offerings to our anticipated customers;

  the cost and availability of handsets and other user equipment that are similar in size, weight and cost to existing standard wireless devices, but incorporate the new technology required to operate on our planned network;

  international regulations affecting the operation of satellite networks and wireless systems;

  the effectiveness of our competitors in developing and offering new or alternative technologies;

  the price of our planned service offerings; and

  general and local economic conditions.

We cannot successfully implement our business plan if we cannot gain market acceptance for our planned products and services. A lack of demand could adversely affect our ability to sell our services, enter into strategic relationships or develop and successfully market new services. In addition, demand patterns shift over time, and user preferences may not favor the services we plan to offer. Any material miscalculation with respect to our service offerings or operating strategy will adversely affect our ability to operate our business, our financial condition and our results of operations.

In our network, we will seek to develop and deploy network management techniques to automatically transition between satellite mode and terrestrial mode. We intend to develop such techniques primarily by adapting existing techniques used in PCS/cellular systems and digital/analog systems. However, such techniques have not been deployed before in an integrated satellite/terrestrial system, and we may not be successful in developing such techniques or deploying them in our network in a cost effective or timely manner, or at all. If we are not able to develop or deploy such techniques, mobile devices used on our network may not be able to automatically transition between satellite and terrestrial modes, which may make our network less attractive to potential customers and end-users, which would have a material adverse effect on our financial condition.

If we are awarded spectrum rights and we successfully build our network, we may face widespread competition that may reduce our market share and harm our financial performance.

                The global communications industry is highly competitive and characterized by rapid change. In seeking market acceptance for our network, we will encounter competition in many forms, including:

  existing satellite services from other operators;

  conventional and emerging terrestrial wireless services;

  traditional wireline voice and high-speed data offerings;

  terrestrial land-mobile and fixed services; and

  next-generation integrated services that may be offered in the future by other networks operating in the 2 GHz MSS S-band or the L-band.

Participants in the communications industry include major international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than we have and which provide a wider range of services than we will provide. There currently are several other satellite companies that provide or are planning to provide services similar to ours. In addition to facing competition from our satellite-based competitors, we will be subject to competition from terrestrial voice and data service providers in several markets and with respect to certain services, particularly from those that are expanding into rural and remote areas and planning to provide the same general types of services and products that we intend to provide. Land-based telecommunications service capabilities could expand into underserved areas more quickly than we anticipated, which could result in less demand for our services than we anticipated in formulating our business plan. These ground-based communications companies may have certain advantages over us because of the general perception among consumers that wireless voice communication products and services are cheaper and more convenient than satellite-based ones. Furthermore, we may also face competition from new competitors or emerging technologies with which we may be unable to compete effectively.

With many companies targeting many of the same clients, if any of our competitors succeeds in offering services that compete with ours before we do, or develops a network that is, or that is perceived to be, superior to ours, then we may not be able to execute our business plan, which would materially adversely affect our business, financial condition and results of operations.

We may not be able to identify, develop and market innovative products and therefore we may not be able to compete effectively.

Our ability to implement our business plan depends in part on our ability to gauge the direction of commercial and technological progress in key markets and to fund and successfully develop and market products in our targeted markets. Our competitors may have access to technologies not available to us, which may enable them to provide communications services of greater interest to end-users, or at a more competitive price. We may not be able to develop new products or technology, either alone or with third parties, or license any additional necessary intellectual property rights from third parties on a commercially competitive basis. The satellite and wireless industries are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. If we fail to keep pace with the evolving technological innovations in our markets on a competitive basis, our financial condition and results of operation could be adversely affected. In particular, if existing wireless providers improve their coverage of terrestrial-based systems to make them more ubiquitous, demand for products and services utilizing our network could be adversely affected or fail to materialize.

TerreStar may have a significant influence on us as a result of its significant shareholdings.

Approximately 85% of our outstanding common shares currently are held by our principal shareholder, MVH, a subsidiary of TerreStar. Although we expect TerreStar to own less than 50% of our outstanding common shares after completion of the offering, TerreStar will still have the power to influence all matters requiring approval of holders of common shares, including the approval and appointment of directors and the approval of mergers or sales of all or substantially all of our assets. In addition, TerreStar has the ability to influence decisions affecting our capital structure, including issuing additional shares, establishing share purchase programs and declaring dividends. Furthermore, TerreStar may be able to cause or prevent a change of control of our company, and this concentration of ownership may have the effect of discouraging others from pursuing transactions involving a potential change of control of our company, in either case regardless of whether a premium is offered over the then-current fair market value. We also may seek debt financing from TerreStar to satisfy our funding obligations, and because we are not a wholly-owned subsidiary of TerreStar, TerreStar’s economic interests are not completely aligned with ours.

In addition, if TerreStar undergoes a change of control, we expect that the controlling shareholders of TerreStar would have the power to influence all matters requiring approval of holders of our common shares. Any third party may have interests which are not aligned with the current plans of our company.

TerreStar Global is controlled by TerreStar, which may not be able to provide financial support to us in the future.

TerreStar is a holding company with no business operations or assets other than the equity interests that it holds in its subsidiaries, including TerreStar Global, and certain equity interests in MSV and SkyTerra Communications Inc. that TerreStar is not permitted to liquidate. Therefore, TerreStar would need to raise funds if it were to provide funding to us.

TerreStar’s ability to obtain equity or debt financing on reasonable terms, or at all, is subject to a variety of factors, including, but not limited to, TerreStar’s compliance with covenants under its existing preferred stock, its future financial and operating performance, perceptions about its prospects or changes in general market conditions. In particular, under specified circumstances, me holders of that stock would have the right to demand the redemption of their shares. If those holders were able to exercise those rights, then TerreStar would require capital to fund such redemption, which could impede its ability to provide funds to us. In the event of a breach by TerreStar of certain of its obligations under its existing preferred stock, the holders of such stock would, subject to certain specified conditions, be entitled to elect a majority of the board of directors of TerreStar, which could result in a change of control of TerreStar. Any such change of control could interfere with TerreStar’s efforts to raise equity or debt capital to provide funds to us.

Furthermore, TerreStar has no commitments to provide funds to us. If TerreStar cannot or will not provide funding to us, our liquidity and financial condition could be adversely affected.

We do not yet have an executive management team that is devoted full-time to the development of our business.

We do not yet have an executive management team that is devoted full-time to the development of our business and rely heavily upon our affiliate, TerreStar Networks, for support. Our success will depend, in part, on our ability to assemble an executive management team that can work effectively. Any inability to assemble an effective management team and any inability of our executive officers to work together effectively could impair our operational and financial performance. In addition, our future success will depend on our ability to attract and retain additional management and technical personnel required in connection with the implementation of our business plan. Competition for such personnel is intense, and if we fail to retain or attract such personnel and integrate those personnel who we hire, our business could suffer.

We will rely on TerreStar Networks for critical business services such as accounting, technical support and executive management.

We currently rely upon TerreStar Networks to provide critical business services under the terms of a management services agreement. These services include, but are not limited to: accounting, cash management, accounts payable, technical services, contracting and certain key executive personnel. We expect that this reliance will continue during the development phase of the business and that this reliance will be reduced only as we grow our executive and support staff over time. Because certain of our executive officers are also executive officers of TerreStar Networks, the attention of our executive officers may be diverted from our business and operations as a portion of their time is devoted to TerreStar Networks. Conflicts of interest may also arise as a result of ongoing agreements. We may not be able to resolve all potential conflicts with TerreStar Networks, and even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party.

In addition, TerreStar Networks is a highly leveraged company and the extent of its leverage may adversely impact TerreStar Networks’ financial condition and cash flows. As a result, TerreStar Networks may be unable to continue to provide services to us under the management services agreement.

An economic downturn in Europe or changes in consumer spending could adversely affect our financial condition.

In the event that Europe experiences an economic downturn and spending by consumers drops, our business may be adversely affected. Demand for the services we plan to offer may not grow or be accepted generally, or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services, enter into strategic relationships or develop and successfully market new services.

Wireless devices may, or may be perceived to, pose health and safety risks and, as a result, we may be subject to new regulations, demand for our services may decrease and we could face liability or reputational harm based on alleged health risks.

There has been adverse publicity concerning alleged health risks associated with radio frequency transmissions from portable hand-held telephones that have transmitting antennae, similar to devices that may incorporate our universal chipset ™ architecture. Lawsuits have been filed against participants in the wireless industry alleging various adverse health consequences, including cancer, as a result of wireless phone usage. If courts or governmental agencies find that there is valid scientific evidence that the use of portable hand-held devices poses a health risk, or if consumers’ health concerns over radio frequency emissions increase for any reason, use of wireless handsets may decline. Further, government authorities might increase regulation of wireless handsets as a result of these health concerns. The actual or perceived risk of radio frequency emissions could have an adverse effect on our business, financial condition and results of operations.

We may be negatively affected by industry consolidation

Consolidation in the communications industry could adversely affect us by increasing the scale or scope of our competitors, or creating a competitor that is capable of providing services similar to those we intend to offer, thereby making it more difficult for us to compete. Industry consolidation also may impede our ability to identify acquisition, joint venture or other strategic opportunities.

Future acquisitions may be costly and difficult to integrate and may divert and dilute management resources.

As part of our business strategy, we may make acquisitions of, or investments in, companies, products or technologies that we believe complement our services, augment our market coverage or enhance our technical capabilities or that we believe may otherwise offer growth opportunities. Acquisitions and mergers involve a number of risks, including, but not limited to:

  the time and costs associated with identifying and evaluating potential acquisition or merger partners;

  difficulties in assimilating operations of the acquired business and implementing uniform standards, controls, procedures and policies;

  unanticipated expenses and working capital requirements;

  the inability to finance an acquisition on acceptable terms, or at all, and to maintain adequate capital;

  diversion of management’s attention from daily operations;

  loss of key employees;

  difficulty achieving sufficient revenues and cost synergies to offset increased expenses associated with acquisitions; and

  risks and expenses of entering new geographic markets.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We may also pursue acquisitions, joint ventures or other strategic transactions. If we do so, we may face costs and risks arising from any such transaction, including integrating a new business into our business or managing a joint venture. These may include legal, organizational, financial and other costs and risks.

TerreStar is involved in ongoing litigation, which could have a negative impact on us.

Certain shareholders affiliated with a former director of TerreStar have initiated multiple lawsuits against TerreStar. In 2006, certain shareholders sought to install a slate of directors to the TerreStar board of directors, which was not successful. If these efforts or similar efforts that might be made in the future are successful, they may result in a change of control of TerreStar, or interfere with TerreStar’s efforts to raise debt or equity capital to provide funding to us.

TerreStar may have to take actions that are disruptive to our business to avoid registration under the Investment Company Act of 1940.

Under certain circumstances, TerreStar may be required to take actions that are disruptive to our business so that it is not required to be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. TerreStar’s equity investments, in particular its ownership interests in MSV and SkyTerra, may constitute investment securities under the Investment Company Act. Under the Investment Company Act, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, excluding cash items and government securities and subject to certain other exclusions. Investment companies are required to register under and comply with the Investment Company Act unless an exclusion exemption from this requirement is available. Currently, TerreStar does not believe that it meets the definition of an investment company under the Investment Company Act. However, if TerreStar were required to register as an investment company under the Investment Company Act, we could be adversely affected, despite the fact that we would not necessarily become subject to the requirements of the Investment Company Act. For example, TerreStar would be prohibited from engaging in business as it has in the past and might be subject to civil and criminal penalties in the event that it does not comply with the provisions of the Investment Company Act. Further, a court-appointed receiver could take control of TerreStar and liquidate its business. In June 2006, one of TerreStar’s stockholders filed a lawsuit against TerreStar, alleging, among other things, that it is an investment company. In October 2006, the U.S. Magistrate Judge heard arguments on TerreStar’s motions to dismiss the case, and thereafter recommended that the U.S. District Court dismiss the suit. The U.S. District Court adopted the Magistrate Judge’s recommendation and has dismissed these claims with prejudice.

Risks Related to Regulation

Our business is subject to a high degree of government regulation.

The communications industry is highly regulated by governmental entities and regulatory authorities, including the ITU and national regulatory authorities of EU member and non-EU member CEPT states. Our business is completely dependent upon obtaining and maintaining regulatory authorizations to operate our planned integrated satellite and terrestrial network. For example, the ITU and the national regulatory authorities could refuse to approve, or impose material conditions on, the relevant transfer agreements. In addition, we could fail to obtain authorization to operate a CGC network, for which we have not yet applied. Failure to obtain or maintain necessary governmental approvals would impair our ability to implement our planned network and would have a material adverse effect on our financial condition.

We may not succeed in obtaining a license for launch and operation of spacecraft.

We will need to obtain a license to launch and operate our satellite(s) under the United Kingdom’s Outer Space Act 1986, as that Act extends to Bermuda. In addition, we will need to secure insurance and to indemnify the governments of Bermuda and the UK against liability to third parties. While the terms of both these requirements are known at present, they are under review. It is not possible to predict what these requirements will be at the time when our application for a license is made. In addition, the form and amount of insurance cover required may differ from their present form and the likely cost of cover in the insurance market may vary from current rates.

There are unforeseeable regulatory risks associated with obtaining full regulatory approval for our network.

There are a number of risks associated with the regulatory process that may impact upon the ability to obtain regulatory certainty for our network. These risks include the regulatory implications of multilateral trade agreements, such as the application of reciprocity in the provision of telecommunications services under agreements of the World Trade Organization; the status of Bermuda with respect to the European Union; and the behavior of other UK networks and their impact on international frequency co-ordination and the international community broadly. Additionally, infrastructure issues that are governed by regulation, such as the right to co-locate ground repeaters on the masts of other terrestrial mobile operators, may create a cost exposure to our network.

Individual member state regulatory administrations could levy an additional charge on the use of terrestrial infrastructure to align the costs of using S Band spectrum with the license fees paid by terrestrial operators for GSM and 3G spectrum.

Significant spectrum fees may arise when EU member states begin their respective national authorization processes. Some EU member states are likely to require separate authorization for the terrestrial component of CGC networks. EU member states may require license fees for the terrestrial component of each CGC system to be commensurate with those paid by GSM and 3G operators for their spectrum licenses. This could amount to substantial costs, and while these fees may be waived, amortized over several years of operation, or be appealed, they would create significant exposure to all CGC operators.

If we are successful in securing national authorizations to use the 2GHz spectrum, we may be responsible for the cost of relocating existing services in the band.

Russia, France and the Czech Republic use the 2GHz frequency band for services other than MSS. We may have to bear the cost of moving these operational services from the 2GHz band to another frequency band. These costs will vary depending on the number of users in the 2GHz band in each country.

We have filed our request for coordination of the TerreStar-EUR satellite with the Radiocommunication Bureau of the ITU through Bermuda’s Ministry of Environment, Telecommunications and e-Commerce (METEC). The relationship of Bermuda, a UK Overseas Territory, to the UK and to the international community may change.

The UK is responsible for Bermuda’s international affairs and METEC is represented at the ITU by the UK’s Ofcom. This representative role will be defined by a memorandum of understanding (MoU) between Ofcom and elements of the UK Government. This MoU currently exists only in draft form, and if no understanding is reached, or if this representative role is removed from Ofcom’s responsibilities, then METEC will still be represented by elements of the UK Government. If, however, the relationship between Bermuda and the UK were to be severed, then the TerreStar-EUR filing would cease to be a UK filing, and would be transferred to Bermuda. Such action should not lead to a loss of priority by date in the ITU co-ordination process. However, while the European selection and assignment process does not explicitly require a candidate to file through a European administration, or to be a company incorporated in Europe, if such a criterion were to be imposed following a severance of the relationship between the UK and Bermuda, then we could either be excluded from that process altogether, or could have to participate in the process through the subsidiary TerreStar Austria GmbH. This latter option would require the submission of new filings to the ITU process, and would entail a loss of priority within the ITU co-ordination process, as well as risking non-compliance with the criteria for entry to the selection and authorization process.

Bermudian independence in combination with potential requirement that networks be filed from within a European Administration could place our access to spectrum at risk.

Furthermore, we can provide no assurances that the orbital slot available to us through the Bermuda, UK, and the ITU relationship will ultimately be used to launch our business.

If there is a change to Bermuda law or regulations or application of Bermuda law or regulations, there could be a significant and negative impact on our business.

Because we are subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. We cannot predict the future impact on our operation of changes in the laws and regulation to which we are or may become subject.

Risks Related to the Offering

There is no established market for the shares and there are restrictions on transfers of the shares.

No public market currently exists for our shares and none is expected to develop as the result of this offering. Accordingly, you should be prepared to bear the economic risks of your investment for an indefinite period of time. The offer and sale of our shares will not be registered under the Securities Act in reliance on an exemption from registration provided by Regulation S and Regulation D. Regulation S places substantial restrictions on the resale of securities issued under Regulation S to “U.S. persons” as defined in Regulation S or to persons within the United States. The shares offered hereby under Regulation S are subject to the conditions listed under Section 903(b)(3), or Category 3, of Regulation S. Under Category 3, Offering Restrictions (as defined under Regulation S) must be in place in connection with the offer and additional restrictions are imposed on resales of the shares as described elsewhere in this memorandum. The shares issued in reliance upon Regulation D will be “restricted securities” as defined in Rule 144 under the Securities Act and, as a result, may not be offered, sold or delivered in or into the United States or to, or for the account or benefit of, any United States person, unless their transfer is registered under the Securities Act or an exemption from the registration requirements thereof is available. As a result, such shares may be transferred or resold in the United States or to a U.S. person only in transactions registered under the Securities Act, or in accordance with the provisions of Rule 144A, Rule 144 (if available) or Regulation S and exemptions under applicable state securities laws. Similar restrictions will apply to any shares sold as part of this offering in the United States to qualified institutional buyers. See “Description of Securities—Common Shares—Limitations on Transfer and Ownership.”

Potential buyers of our shares in the offer, by subscribing for or purchasing such shares, agree to re-offer or resell them only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to any available exemption from registration, and further agree not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act. These transfer restrictions severely restrict purchasers of shares from reselling the shares to a U.S. person or within the United States.

The shares will be required to bear a legend relating to resale restrictions. Potential buyers of the shares may perceive that these resale restrictions and legends impose a greater limitation on liquidity, which may make it more difficult to resell shares without legends in certain cases. Shareholders bear responsibility for compliance with applicable securities laws, and the we urge you to consult with your broker and/or legal advisor if you have further questions.

In addition, under our bye-laws, any transfer of shares requires the prior approval of our board of directors. No assurances can be given as to whether our board of directors will approve any given requested transfer or as to the timing of, or any conditions that may be imposed with respect to, any such approval. See “Description of Securities—Common Shares—Limitations on Transfer and Ownership” for a description of the circumstances under which our board of directors may decline to register a transfer of shares. Similarly, we are restricted from issuing or repurchasing shares if our directors believe that such issuance or repurchase may result in a non-de minimis adverse tax, legal or regulatory consequence to us, any subsidiary of ours or any direct or indirect shareholder or its affiliates.

Our bye-laws also provide that our directors may decline to register the transfer of any shares if the transferor of the shares is an affiliate of the Company under the United States federal securities laws and the transfer does not comply with Regulation S or another available exemption from registration under the Securities Act.

The shares will not be registered for resale in the United States and will not be admitted for trading on any United States securities exchange in connection with the offer. If an active market for our shares outside the United States does not develop or becomes illiquid, purchasers of our shares may be unable to resell their shares within the United States due to the restrictions on the transfer of such shares.

Your ability to invest in our shares will be limited by certain ERISA and Code considerations.

We intend to restrict the ownership and holding of our shares so that none of our assets will constitute “plan assets” of any Plan (as defined in the section in this memorandum entitled “Transfer Restrictions Relating to U.S. Securities Laws”).

ERISA and the Department of Labor regulations promulgated thereunder, or the Plan Asset Regulations, as modified by Section 3(42) of ERISA, generally provide that when a “benefit plan investor” within the meaning of Section 3(42) of ERISA (an “ERISA Plan”) acquires an equity interest in an entity that is neither a “publicly offered security” (as defined in the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by benefit plan investors (the “25% Exception”), or that the entity is an “operating company” as defined in the Plan Asset Regulations. It is not anticipated that (i) the shares will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we currently qualify as an “operating company” within the meaning of the Plan Asset Regulations. In addition, we will not monitor whether investment in the shares by ERISA Plans will satisfy the 25% Exception.

If our assets were deemed to be “plan assets” under ERISA this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us and (ii) the possibility that certain transactions that we may enter into, or may have entered into, in the ordinary course of business might constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

In order to effect our ownership and holding restrictions, each purchaser and subsequent transferee of our shares will be deemed or will be required to represent and warrant that no portion of the assets used to acquire or hold its interest in our shares constitutes the assets of any ERISA Plan. Although the Company will use commercially reasonable efforts to maintain share ownership by or on behalf of ERISA Plans below the 25% threshold, no assurances can be given that ownership or holding of any class of our shares by or on behalf of ERISA Plans will always remain below the 25% threshold or that our assets will not otherwise constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us, or any of its respective operations, shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance’s assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. See “Certain Tax Considerations—Taxation of the Company—Bermuda.”

The impact of Bermuda’s letter of commitment to the Organization for Economic Cooperation and Development (the “OECD”) to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The OECD has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002 and updated as of June 2004, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.